UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ITRON, INC.

(Name of Registrant as Specified In Its Charter)

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ITRON, INC.

2111 N. Molter Road

Liberty Lake, Washington 99019

Notice of 2019 Annual Meeting of Shareholders

When: May 9, 2019 at 4:00 p.m., local time.	Where: The Houstonian Hotel Linden Room 111 North Post Oak Lane Houston, Texas 77024	Who Can Vote: Shareholders of Itron’s common stock as of the record date, March 1, 2019	Attending the Meeting: Shareholders who wish to attend the meeting in person should review the directions set forth in the attached proxy statement under “Directions to 2019 Annual Meeting.”

Items of Business:

1.	To elect three directors to the Company’s Board of Directors.

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers for the fiscal year ended December 31, 2018.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountant for the 2019 fiscal year.

4.	To transact any other business that may properly come before the annual meeting.

Members of the Company’s management will not make any formal presentation as part of the annual meeting, but will be available to address questions from shareholders, as appropriate. In addition, we expect all of our director nominees together with those directors continuing in office will attend the annual meeting.

Important notice regarding the availability of proxy materials for the shareholder annual meeting to be held on May 9, 2019. Our 2019 proxy statement is attached and, along with the Annual Report, is available for all shareholders at www.edocumentview.com/ITRI. Financial and other information concerning Itron is contained in our Annual Report for the 2018 fiscal year.

Your vote is very important. To ensure representation at the annual meeting, shareholders are urged to vote as promptly as possible. To vote your shares, please refer to the voting instruction form on the website noted above, or review the section titled “Quorum and Voting” in the proxy statement. Any shareholder attending the annual meeting may vote in person even if that shareholder has returned a proxy.

By Order of the Board of Directors,

Sarah E. Hlavinka
Corporate Secretary

Liberty Lake, Washington

March 22, 2019

DIRECTIONS TO 2019 ANNUAL MEETING	Back Cover

This proxy statement is being furnished to shareholders of Itron, Inc. (the Company or Itron) in connection with the solicitation by our Board of Directors of proxies for use at the 2019 Annual Meeting of Shareholders. The meeting will be held in the Linden Room of the Houstonian Hotel, located at 111 North Post Oak Lane, Houston, Texas, 77024, at 4:00 p.m., local time, on Thursday, May 9, 2019, for the purposes listed in the accompanying Notice of Annual Meeting of Shareholders. The Company’s principal executive office is at 2111 North Molter Road, Liberty Lake, Washington 99019.

Internet Availability of Annual Meeting Materials

Our proxy materials will be available for you to access over the Internet. On or about March 29, 2019, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (Notice) directing shareholders to the website provided on the Notice where they can access our proxy materials and view instructions on how to vote via the Internet or by phone. The Notice will also provide instructions for obtaining paper copies of the proxy materials and a proxy card, if requested by a shareholder.

The following proxy materials will be available for you to review online:

◾	The Company’s Notice of Annual Meeting of Shareholders;

◾	The Company’s 2019 Proxy Statement;

◾	The Company’s Annual Report to Shareholders for the year ended December 31, 2018 (which is not deemed to be part of the official proxy soliciting materials); and

◾	Any amendments to the foregoing materials that may be required to be furnished to the shareholders by the Securities and Exchange Commission (SEC).

Proposals to Be Voted On at the Annual Meeting

At the annual meeting, we will consider and vote on the following proposals:

(1)	to elect three directors to the Itron, Inc. Board of Directors, each for a term of three years ending upon our 2022 annual meeting of shareholders;

(2)	to approve, on a non-binding advisory basis, the compensation of our named executive officers for the fiscal year ended December 31, 2018 (Say-on-Pay vote);

(3)	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountant for the 2019 fiscal year; and

(4)	to transact any other business that may properly come before the annual meeting.

Record Date and Outstanding Shares

Holders of record of our common stock at the close of business on March 1, 2019, are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 39,854,779 shares of our common stock outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each of the three directors to be elected and one vote on each other matter to be voted on at the annual meeting. Each of our directors and executive officers intends to vote or direct the vote of all shares of common stock over which he or she has voting control in favor of: (1) the election of the nominees for director; (2) the advisory approval of the compensation we paid our named executive officers in 2018; and (3) the ratification of Deloitte & Touche LLP as our independent registered public accountant.

Quorum and Voting

Each shareholder is entitled to one vote per share of common stock held on each matter to be voted on. The presence at the annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of common stock on the record date will constitute a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee who does not have the authority, express or discretionary, to vote on a particular matter) on any of the proposals to be voted on will be counted only for purposes of determining the presence of a quorum.

You may vote your shares in one of several ways, depending on how you own your shares.

Registered Shareholders (Shares held in your name)

Registered shareholders can vote in person, by Internet, by telephone, or by mail, by casting their vote as follows:

1)

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card); or

2)

Requesting a printed proxy card and either calling the telephone number specified on the proxy card and following the instructions provided on the phone line, or completing, signing, dating, and promptly mailing the proxy card in the envelope provided; or

3)	Attending and voting in person at the annual meeting.

Beneficial Shareholders (Shares held in the name of a broker, bank or other holder of record on your behalf)

If your shares are held in the name of a broker, bank, or other nominee or holder of record, follow the voting instructions on the voting instruction form provided to you by the holder of record to vote your shares.

Proposal One – Election of Directors: Each nominee for director is elected by the vote of the majority of the votes cast with respect to that director’s election (meaning the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee). Holders of common stock are not entitled to cumulative votes in the election of directors. Abstentions from voting on this matter will not be counted. Brokers and other holders of record do not have discretionary voting authority to vote your shares in the election of directors, absent voting instructions from you. Therefore, if you are a beneficial shareholder and do not provide voting instructions on proposal number one to the holder of record for your shares, they will not be voted in the election of directors.

Proposal Two – Say-on-Pay Vote (non-binding): The non-binding advisory vote on this proposal will be approved if the majority of votes cast are in favor of the proposal (meaning the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal). Abstentions from voting on this matter will not be counted. Brokers and other holders of record do not have discretionary voting authority to vote your shares for this proposal, absent voting instructions from you. Therefore, if you are a beneficial shareholder and do not provide voting instructions on proposal number two to the holder of record for your shares, they will not be voted on this proposal.

Proposal Three – Ratification of Appointment of Independent Auditor: The appointment of Deloitte & Touche LLP as the Company’s independent registered public accountant for 2019 will be ratified if the majority of the votes cast are in favor of the proposal (meaning the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal). Abstentions from voting on this matter will not be counted. Brokers and other holders of record do have discretionary authority to vote shares on this matter. Therefore, there will be no broker non-votes on the ratification of the Company’s independent registered public accountant.

Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the annual meeting, the shares represented by the proxy will be voted as follows: (i) FOR proposals one, two, and three; and (ii) in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting.

Revocability of Proxies

Shares represented at the annual meeting by properly signed proxies will be voted at the annual meeting in accordance with the instructions given in the proxy. A shareholder may revoke a proxy at any time before the vote. Mere attendance at the annual meeting will not revoke a proxy. A proxy may be revoked only by:

◾	submitting a later-dated proxy by mail, by Internet or by telephone for the same shares at any time before the proxy is voted;

◾	delivering written notice of revocation to the Corporate Secretary of the Company at any time before the vote; or

◾	attending the annual meeting and voting in person.

If the annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting (except for any proxies that have at that time effectively been revoked or withdrawn).

Proxy Solicitation

For the 2019 annual meeting, we have retained Innisfree M&A Incorporated to aid in the solicitation of proxies. We will bear the cost of such solicitation of proxies, which we estimate will be approximately $10,000, plus expenses. Proxies may be solicited by personal contact, mail, email, telephone, or facsimile. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to the beneficial owners. Our directors, officers, and employees may also solicit proxies personally or by telephone, without additional compensation.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board of Directors (Board) is divided into three classes, with each director holding office for a three-year term or until his or her successor has been duly elected and qualified, or until his or her death, resignation or removal from office. At the 2019 Annual Meeting of Shareholders (Annual Meeting), shareholders are being asked to re-elect three Class 3 directors for terms of three years or until their death, resignation, or removal from office or their successors are duly elected and qualified. Unless authority is withheld, the persons named as proxies will vote for the election of the nominees listed below. If any of the nominees become unavailable to serve, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

Our Board has nominated the following persons for election to the Board. Each nominee is currently a director and has indicated that he or she is willing and able to continue to serve as a director.

Class 3 (to serve until the 2022 annual meeting)

Lynda L. Ziegler

Thomas S. Glanville

Diana D. Tremblay

We have concluded that each of the nominees for re-election, as well as the other directors who will continue in office, have the skills, experience, knowledge, and personal attributes that are necessary to effectively serve on our Board. As described below in their biographies and the section “Director and Director Nominee Qualifications” that follows, the qualifications of our directors and director nominees support our conclusion that each of the individuals should serve as a director in light of our current business operations and structure.

The Board recommends that shareholders vote “FOR” the election of each of the Class 3 director nominees.

MORE INFORMATION ABOUT OUR DIRECTORS

Class 3 Director Nominees – Three Year Terms That Will Expire in 2022

Lynda L. Ziegler	Director since: 2013	Other Current Public Directorships: None
Age: 66	Independent

Lynda Ziegler was elected Vice Chair of the Board in April 2015, and then Chair of the Board in September 2016. In September 2012, Ms. Ziegler retired from Southern California Edison (SCE), one of the largest electric utilities in the U.S. (and a customer of Itron), whose parent is Edison International. During her tenure at SCE, she held various management positions related to customer program offerings, customer service, development, communication and implementation of energy efficiency programs, marketing and communication of smart meters, and generally led all aspects of delivering power to almost 5 million customers. From 2006 to 2011, Ms. Ziegler was Senior Vice President of Customer Service, and from January 1, 2011 until her retirement in September of 2012, she served as Executive Vice President of Power Delivery Services, where she was responsible for transmission and distribution construction and maintenance, customer service, information technology (IT), and support services including procurement and real estate management. In the past, she has served on the advisory committee for power delivery and utilization at the Electric Power Research Institute and was a founding member of the Board of the Association for Women in Water and Energy.

Qualifications: Ms. Ziegler brings to the Board her extensive background with public utilities, especially with her recent responsibilities in the industry related to smart meters and customer relations from the utility perspective. Her breadth of knowledge of software services, transmission and distribution construction and maintenance, IT, and business development adds to the diverse business backgrounds of our other members of the Board.

Thomas S. Glanville Age: 60	Director since: 2001 Independent	Other Current Public Directorships: Mitcham Industries, Inc.

Thomas Glanville has been the Managing Partner of Eschelon Advisors, LP and affiliates, providing energy and private equity investment and advisory services since 2003. From 1999 to 2002, Mr. Glanville served as Vice President of Technology and New Ventures for Reliant Energy, Inc., one of the world’s largest international energy services companies, and its affiliate, Reliant Resources, Inc. In September 2015, he was appointed to the board of directors of Mitcham Industries, Inc. (NASDAQ: “MIND”), a publicly traded technology company for the oceanographic, hydrographic, defense, seismic, and security industries, where he also serves as chair of the board’s audit committee. He currently serves on the board of directors for Strand Energy, L.C., a privately-held oil and gas exploration and production company, and Crescent Pass Energy, LLC, a private oil and gas production company. He served as Chairman of the Texas TriCities Chapter of the National Association of Corporate Directors (Houston, Austin, San Antonio) from 2011 through 2016.

Qualifications: Mr. Glanville brings to the Board financial expertise, industry-related experience through his association with Reliant Energy, energy sector exposure through the Eschelon entities and Mitcham Industries, and technology skills that include his involvement with electric metering studies and research while he was Vice President of Technology and New Ventures for Reliant Energy.

Diana D. Tremblay Age: 59	Director since: 2015 Independent	Other Current Public Directorships: None

Diana Tremblay retired from General Motors Company, the motor vehicle manufacturer and distributor multinational corporation (NYSE: “GM”) in September 2017. She had been with that company since 1977, and during her tenure at GM, she held a variety of positions in engineering, manufacturing and labor relations, including direct operational responsibility for over 50,000 employees. From July 2013 until her retirement, Ms. Tremblay served as Vice President of Global Business Services, where she was charged with streamlining administrative processes around the world to improve service quality, reduce complexity, and achieve cost efficiencies in such areas as finance, human resources, real estate, purchasing, asset management, and master data. From December 2009 to July 2013, Ms. Tremblay held the position of Vice President of Manufacturing at GM.

Qualifications: Ms. Tremblay brings to the Board her broad business experience that includes her previous roles at GM as an engineer, plant manager, head of manufacturing, and lead labor relations negotiator, which together with her knowledge of business services and global manufacturing processes, provide additional international, administrative and manufacturing perspectives to the Board.

Current Class 1 Directors – Directors with Terms That Will Expire in 2020

Jerome J. Lande Age: 43	Director since: 2015 Independent	Other Current Public Directorships: CONMED Corporation

Jerome Lande joined Scopia Capital Management LP (Scopia), an asset management firm and one of Itron’s principal minority shareholders, in April 2016 and is currently a Partner and Head of Special-Situation Investments. He was previously the Managing Partner of Coppersmith Capital Management LLC (Coppersmith), an asset management firm focused on equity investing in small to mid-cap markets and in long-term value creation, which he co-founded in April 2012. Prior to co-founding Coppersmith, Mr. Lande was a partner of MCM Capital Management, LLC, the general partner of MMI Investments, LP, a small-cap investment fund founded in 1996 to employ private equity investing methodologies in public equities, and where Mr. Lande oversaw research, trading and activism from 1998 to 2011. Prior to that time, he was associated with other equity investment firms where he was directly involved with corporate development as well as equity growth. Until the completion of a merger on December 7, 2018, Mr. Lande served as a member of the board of directors and the Nomination and Governance Committee of Forest City Realty Trust, Inc. (NYSE: “FCEA”), a national real estate company, Mr. Lande is a member of the board of directors of CONMED Corporation (NASDAQ: “CNMD”), a public global medical technology company, where he also serves on the compensation and strategy committees.

Qualifications: Mr. Lande brings to the Board financial and investing acumen gained through his many years of experience at several equity investment firms, including his current employer Scopia (and affiliates), which is a principal minority shareholder of the Company.

Frank M. Jaehnert Age: 61	Director since: 2015 Independent	Other Current Public Directorships: Nordson Corporation; Briggs & Stratton Corporation

From 1995 to his retirement in 2013, Frank Jaehnert held several roles with Brady Corporation (NYSE: “BRC”), a publicly traded manufacturer and marketer of complete solutions that identify and protect premises, products and people. These roles included President and Chief Executive Officer from 2003 to 2013, Senior Vice President and President of a business line from 2002 to 2003, and Vice President and Chief Financial Officer from 1996 to 2001. Prior to joining Brady Corporation, Mr. Jaehnert held various financial and management positions for Robert Bosch GmbH, a German multinational engineering and electronics company. Mr. Jaehnert serves on the board of directors of Nordson Corporation (NASDAQ: “NDSN”), which he joined in 2012, and Briggs & Stratton Corporation (NYSE: “BGG”), which he joined in 2014. NDSN and BGG are both publicly traded large manufacturing companies. Mr. Jaehnert also serves on the NDSN executive committee and as the chair of the NDSN audit committee and on the BGG audit and nominating and governance committees.

Qualifications: Mr. Jaehnert has extensive, broad-based international business and executive management and leadership experience. Mr. Jaehnert’s diverse background, his experience with geographic expansion and acquisitions, as well as his experience serving on other public company boards bring valuable perspectives to the Board.

Gary E. Pruitt Age: 69	Director since: 2006 Independent	Other Current Public Directorships: Public Storage, Inc.; PS Business Parks, Inc.

In 2010, Gary Pruitt retired as Chairman of Univar N.V. (Univar), a multi-national chemical distribution company based in Bellevue, Washington, and retired as Chief Executive Officer in October 2009. Before joining Univar in 1978, Mr. Pruitt was a chartered accountant with Arthur Andersen from 1973 through 1977. Mr. Pruitt is a member of the board of directors of Public Storage, Inc. (a real estate investment trust specializing in self-storage facilities) (NYSE: “PSA”) and PS Business Parks, Inc. (a full-service real estate company) (NYSE: “PSB”). Mr. Pruitt is a Lead Independent Trustee of PSA and also serves as a member of its audit and governance committees. He also is a member of the audit committee of PSB.

Qualifications: Mr. Pruitt brings to the Board his experience as a chief executive officer of a multi-national company and all the business attributes required of that position, along with operational and manufacturing expertise through his various other management positions held with Univar. His public accounting financial background and other public board experiences provide strategic and global perspectives on our business as well.

Current Class 2 Directors – Directors with Terms That Will Expire in 2021

Philip C. Mezey Age: 59	Director since: 2013	Other Current Public Directorships: None

Philip Mezey has served as President and Chief Executive Officer of Itron since January 1, 2013. Mr. Mezey was previously President and Chief Operating Officer of Itron’s Energy segment from March 2011 until December 31, 2012. Mr. Mezey joined Itron in March 2003 as Managing Director of Software Development for Itron’s Energy Management Solutions Group as part of Itron’s acquisition of Silicon Energy Corp., where he had most recently served as its Senior Vice President of Product Development and Strategy. Mr. Mezey was promoted to Group Vice President and Manager of Software Solutions in 2004. In 2005, he became Senior Vice President Software Solutions, and in 2007 Mr. Mezey became Senior Vice President and Chief Operating Officer Itron North America. On January 22, 2019, Mr. Mezey informed the Itron Board of his intention to retire from his positions. By mutual agreement with the Board, Mr. Mezey will continue to lead the Company as President and Chief Executive Officer and serve as a member of its Board until August 31, 2019, or until a successor is appointed. Upon the appointment of a successor, Mr. Mezey will remain with the Company as an advisor through December 31, 2019, to help facilitate a seamless transition.

Qualifications: Mr. Mezey brings to the Board more than thirteen years of experience in research and development, manufacturing, and business development for metering software and related services. While at Silicon Energy Corp., he managed the marketing department and was directly involved with a number of mergers and acquisitions prior to Itron’s acquisition of that company. During his tenure at Itron, he has had extensive exposure to international systems and utilities throughout the world, and, as the only employee director, Mr. Mezey provides the Board with valuable insight into management’s views and perspectives, as well as the day-to-day operations of Itron.

Daniel S. Pelino	Director since: 2014	Other Current Public Directorships: None
Age: 61	Independent

Dan Pelino retired from International Business Machines Corp., the multinational technology company (NYSE: “IBM”) in November 2016, where he had been employed since 1980, most recently as General Manager of IBM’s public sector business, a position he had held since 2012. The public sector business focused on government, education, healthcare and life sciences industries, including IBM’s Smarter Cities initiative. While at IBM, Mr. Pelino held several other positions of escalating responsibility focused on helping organizations, states, and countries transform and digitize their technology systems. Mr. Pelino currently serves on the executive committee for the Patient Centered Primary Care Collaborative and on the board of directors of the Healthcare Executive Network.

Qualifications: Mr. Pelino provides the Board with a strong background in technology, brand marketing, and business innovation and development. With his worldwide experience in governmental business and strategies, he brings a current global business perspective to the Board. In addition, Mr. Pelino’s knowledge of digitized services created for economic development adds invaluable insight to the Company’s smart metering systems and strategies for its utility customers.

Timothy M. Leyden	Director since: 2015	Other Current Public Directorships: None
Age: 67	Independent

Tim Leyden retired in 2015 after eight years with Western Digital Corporation (NASDAQ: “WDC”), a company that manufactures hard-disk drives used to record, store, and recall volumes of data. He served as WDC’s Chief Financial Officer from 2013 until January 2015, President of Western Digital, one of WDC’s two operating subsidiaries, from 2012 to 2013, its Chief Operating Officer from 2010 to 2012, and its Executive Vice President of Finance and Chief Financial Officer from 2007 to 2010. Prior to joining WDC, Mr. Leyden was Vice President and then Senior Vice President of Finance and Chief Financial Officer for Sage Software PLC, a customized software solutions business, from 2001 to 2007. Mr. Leyden serves on the board of directors for Oakgate Technology, Inc., a private company that provides test, validation and benchmarking products and services to the storage industry, Virtium LLC, a private company that provides storage and memory innovation for various embedded industrial segments, Oracle Elevator Company, a private company providing maintenance, repair, and modifications to commercial elevators, and on the Board of Advisors of BlytheCo, a private company that brokers a variety of 3rd party software solutions to all sizes of businesses. These solutions include ERP, CRM and HCM software installations.

Qualifications: Mr. Leyden brings to the Board a mix of financial and operational experience (in both hardware and software industries), in addition to a background that includes mergers and acquisitions and integration experience related to the assimilation of acquired companies into both WDC and Sage Software. His prior experience with overseeing global manufacturing, engineering, marketing, and sales operations, when combined with his financial and accounting background, adds a depth of international insight to the Board.

Snapshot of Directors and Director Nominees

Director and Director Nominee Qualifications

Our Nominating and Corporate Governance Committee assists the Board in reviewing the business and personal background of each of our directors with respect to our business and business goals. Our skill criteria for our Board members includes a person with the following personal criteria: adheres to and demonstrates the highest ethical standards and personal and professional integrity; an effective negotiator, listener, and team player; a visionary with a strategic and global perspective; a successful leader with a proven record of accomplishments; a problem-solver; an effective decision-maker; and a person who will take a strong interest in the Company. In addition, we believe that certain skills and experience should be represented on the Board, as represented below, although not every Board member must possess all such skills and experience to be considered capable of making valuable contributions to the Board.

	Frank Jaehnert	Thomas Glanville	Jerome Lande	Tim Leyden	Philip Mezey	Dan Pelino	Gary Pruitt	Diana Tremblay	Lynda Ziegler	Total
Executive leadership experience	∎	∎	∎	∎	∎	∎	∎	∎	∎	9
Business development experience	∎	∎	∎	∎	∎	∎	∎	∎	∎	9
Financial expertise/CFO	∎	∎	∎	∎		∎	∎			6
Public board and governance experience	∎	∎	∎	∎	∎	∎	∎	∎	∎	9
Industry expertise		∎			∎				∎	3
Global experience	∎	∎		∎	∎	∎	∎	∎		7
Manufacturing and/or Supply Chain expertise*	∎			∎	∎	∎	∎	∎		6
Technology and Innovation expertise		∎		∎	∎	∎	∎			5
Marketing/sales expertise		∎	∎		∎	∎	∎		∎	6
Hardware/software services expertise				∎	∎	∎			∎	4
Government expertise						∎			∎	2
Compensation, Benefits and Talent Management **	∎		∎	∎	∎	∎		∎	∎	7
Mergers and Acquisitions	∎	∎	∎	∎	∎	∎	∎			7

*   Has run or overseen manufacturing or supply chain operations.

** Serves as member of the Compensation Committee of our Board or has overseen compensation and benefits in a management capacity.

Our Nominating and Corporate Governance Committee generally considers diversity as one of several factors relating to overall composition when making nominations to our Board. Although we do not have a formal policy governing how diversity is considered, the Nominating and Corporate Governance Committee generally considers diversity by examining the entire Board membership and, when making nominations to our Board, reviewing the diversity of the entire Board. The Nominating and Corporate Governance Committee construes Board diversity broadly to include many factors, including, but not limited to, gender, age, and ethnicity. As a result, the Nominating and Corporate Governance Committee strives to ensure that our Board is represented by individuals with a variety of different opinions, perspectives, personal, professional, and industry experience and backgrounds, skills, and expertise. Currently, of the eight independent directors on our Board who are nominees or continuing on the Board after the Annual Meeting, three are either former Chief Financial Officers (CFOs) or former Chief Executive Officers (CEOs), two are under the age of 60, six have global business experience, and two are women, including our Board Chair.

Director Qualifications and Attributes

We have concluded that all of our directors, including the nominees for re-election, have the skills, experience, knowledge, and personal attributes that are necessary to effectively serve on our Board and to contribute to the overall success of our Company. We believe that the diverse background of each of our Board members ensures that we have a Board that has a broad range of industry-related knowledge, experience, and business acumen. See also “CORPORATE GOVERNANCE – Director Nominations by Shareholders” in this proxy statement.

Compensation of Directors

The Nominating and Corporate Governance Committee annually reviews compensation paid to non-employee directors and makes recommendations for adjustment, as appropriate, to the Board. The Company did not change the compensation paid to non-employee directors for the 2018 fiscal year. Both equity and cash compensation were determined using benchmark data from our peer companies provided by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co. (F.W. Cook).

Compensation structure for directors (1)	2018
Regular retainer (all directors except Mr. Mezey and Ms. Ziegler)
Total annual base retainer (2)	$165,000
Cash	$65,000
Stock	$100,000
Annual committee chair retainer (cash)
Compensation	$15,000
Nominating & Corporate Governance	$15,000
Audit/Finance	$20,000
Value Enhancement (3)	$20,000
Annual committee member retainer (cash)
Compensation	$6,500
Nominating & Corporate Governance	$5,000
Audit/Finance	$10,000
Value Enhancement (3)	$10,000
Board Chair retainer
Total annual Board Chair retainer (2)(4)	$250,000
Cash	$120,000
Stock	$130,000

(1)	Director compensation is payable quarterly at the beginning of each quarter.
(2)

In 2014, the Board adopted a policy that permits a director age 65 or older to elect to receive all of his or her retainer in cash, provided they continuously meet the stock ownership guidelines described in the following paragraph.

(3)	The Value Enhancement Committee was not renewed following the February 2018 meeting.
(4)	The Board Chair receives no additional retainers for serving on any of our committees.
†

In 2018 and prior years, new non-employee directors received a grant of restricted stock units (RSUs) equal in value to $32,500, which is 50% of the annual cash retainer for directors other than the Board Chair. Upon election to the Board, the non-employee directors’ RSUs vest in equal installments on each of the first three anniversaries of the date of grant. Shares of our common stock and RSUs granted to non-employee directors are issued under our Second Amended and Restated 2010 Stock Incentive Plan (Second A&R 2010 Plan).

2018 Director Compensation Table (for all non-employee Directors)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (18)	Option Awards ($) (19)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (20)	Total ($)

Kirby Dyess(1)(2)(3)	38,250	49,928	-	-	-	-	88,178

Thomas Glanville (4)	85,000	99,849	-	-	-	-	184,849

Frank M. Jaehnert (5)(6)	86,500	99,849	-	-	-	-	186,349

Jerome Lande (7)(8)(9)(10)	77,500	-	-	-	-	-	77,500

Timothy Leyden (7)(11)	80,000	99,849	-	-	-	-	179,849

Peter Mainz (1)(8)(9)(12)	38,250	49,928	-	-	-	10,482	98,660

Daniel Pelino (5)(13)	76,500	99,849	-	-	-	-	176,349

Gary Pruitt (7)(8)(14)	177,500	-	-	-	-	-	177,500

Diana D. Tremblay (8)(15)	82,500	99,849	-	-	-	-	182,349

Lynda Ziegler (16)(17)	120,000	129,885	-	-	-	-	249,885

(1)	Members of the Compensation Committee until their retirement from the Board at the 2018 Annual Meeting.

(2)	Member of the Nominating and Corporate Governance Committee until her retirement from the Board at the 2018 Annual Meeting.

(3)	Ms. Dyess did not stand for re-election at the 2018 Annual Meeting and retired effective May 10, 2018.

(4)	Chair of the Audit/Finance Committee.

(5)	Member of the Compensation Committee.

(6)	Chair of the Nominating and Corporate Governance Committee.

(7)	Member of the Audit/Finance Committee.

(8)	Member of the Value Enhancement Committee until the committee disbanded on May 10, 2018.

(9)	Messrs. Lande and Mainz were initially appointed to the Board pursuant to a cooperation agreement with Coppersmith Capital Management, LLC, Scopia Management, Inc., Jerome J. Lande, and Peter Mainz.

(10)	Mr. Lande waived equity grants and his cash retainers were paid directly to Scopia Capital Management LP.

(11)	Chair of the Value Enhancement Committee until the committee disbanded on May 10, 2018.

(12)	Mr. Mainz did not stand for re-election at the 2018 Annual Meeting and retired effective May 10, 2018.

(13)	Member of the Nominating and Corporate Governance Committee.

(14)	Mr. Pruitt elected to receive his 2018 equity awards in cash.

(15)	Chair of the Compensation Committee.

(16)	Ms. Ziegler served as a member of the Nominating and Corporate Governance Committee, but was not compensated for her service on that committee.

(17)	Board Chair.

(18)

The amounts in this column reflect the aggregate grant date fair value of the awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Quarterly retainer grants to directors vest immediately. Ms. Dyess and Mr. Mainz elected to defer their equity grants for 2018. As of December 31, 2018, the following directors had the following RSUs outstanding: K. Dyess - 6,224; F. Jaehnert - 2,023.

(19)

No options were granted to non-employee directors in 2018. As of December 31, 2018, the following directors had the following options outstanding: K. Dyess - 3,099; T. Glanville - 1,102; G. Pruitt - 2,486.

(20)	Reflects retirement gift and a related tax gross-up for Mr. Mainz.

Stock Ownership Guidelines

Since 2006, we have maintained stock ownership guidelines for our non-employee directors. We expect our directors to accumulate shares equal to five times their annual cash retainer within five years from their initial appointment or election as a director, or to be making progress towards meeting the guidelines. For our Board Chair that equates to a value of $600,000, and for the other directors, it equates to a value of $325,000. All of our non-employee directors currently comply with these ownership guidelines.

Deferred Compensation Plan

Pursuant to the Company’s Amended and Restated Executive Deferred Compensation Plan dated January 1, 2012, our non-employee directors are eligible to participate in that plan and may defer up to 100% of any director fees and 100% of any shares of common stock that he or she anticipates receiving into a nonqualified account.

CORPORATE GOVERNANCE

Leadership Structure of the Board of Directors

The leadership of our Board is managed by our Board Chair. Our Corporate Governance Guiding Principles (Governance Principles) generally require the role of Board Chair to be held by an independent director who meets the independence requirements of NASDAQ. The Board believes having separate roles of Board Chair and CEO allows for a more balanced workload between the Board Chair and the CEO, especially in light of the current duties and responsibilities of the Board Chair, which include the following:

◾	Preside over all meetings of the Board (including executive sessions of the Board) and meetings of the shareholders;

◾	Review the agendas of each Board and committee meeting;

◾	Prepare agendas as needed for executive sessions of the independent directors;

◾	Serve as a liaison between the independent directors and the CEO;

◾	In consultation with the CEO, make recommendations to the Nominating and Corporate Governance Committee as to membership of Board committees and appointment of Board committee Chairs; and

◾	Perform such other duties as the Board may require.

Pursuant to the Governance Principles, the Board Chair must be an independent director unless the Board determines that the best interests of shareholders would otherwise be better served. The Board Chair is elected by the members of the Board following the annual meeting of shareholders (or at such other time as a vacancy for the role of Board Chair may occur). The Board Chair serves for a term of three years (provided such director is re-elected by shareholders if his or her term as a director does not coincide with his or her term as Board Chair). The Board Chair may not serve more than two consecutive terms, unless the Board approves an extended term. Our current Chair, Lynda L. Zeigler, is serving her first term that will expire at the 2019 annual meeting.

If the Board determines that it is in the best interests of the shareholders to combine the roles of CEO and Board Chair, the Board will appoint a Lead Independent Director with the duties set forth in the Governance Principles.

The current Governance Principles, as amended, may be found online at www.itron.com by selecting “Investors” and then “Corporate Governance.” See “CORPORATE GOVERNANCE” in this proxy statement for additional information on our Board.

Corporate Governance Guiding Principles

The Company’s Governance Principles are available on the Company’s website, www.itron.com, by selecting “Investors” and then “Corporate Governance.”

Board Matters – Meeting Attendance

Our business, property, and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, and by participating in meetings of the Board and its committees.

In accordance with our Governance Principles, directors are expected to attend the Company’s annual meeting of shareholders. All our directors attended the 2018 annual meeting of shareholders in person.

During 2018, the Board met seven times. All the directors attended at least 75% of the meetings of the Board and committees on which he or she served. Also, in accordance with our Governance Principles, our independent directors meet in an executive session as often as necessary, but no less than four times annually.

Director Independence

Our common stock is listed on the NASDAQ stock exchange. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of NASDAQ, a director will only qualify as an “independent director” if that company’s board of directors determines that the person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

As recommended by the Nominating and Corporate Governance Committee, the Board has determined that a majority of our Board are independent directors as defined under the rules of NASDAQ and the SEC, with Mr. Mezey serving as the sole non-independent director. As Mr. Mezey does not sit on any committees, and as recommended by the Nominating and Corporate Governance Committee, the Board has determined that all members of Itron’s committees are independent under SEC rules and NASDAQ listing standards. In addition, as recommended by the Nominating and Corporate Governance Committee, the Board has determined that all members of our Audit/Finance Committee are independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Committees of the Board

We have three committees to assist the Board in fulfilling its responsibilities: Nominating and Corporate Governance, Audit/Finance, and Compensation. The Value Enhancement Committee was not renewed following the February 2018 meeting. Each of the three current committees operates under a written charter that has been approved by the Board. The committee charters are reviewed annually and are updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. In 2018, all of the committee charters were amended, as described below, and all three of the current committee charters are available on our website at http://investors.itron.com/corporate-governance-0. The table below provides membership of each committee at the end of fiscal year 2018, followed by a description of each committee’s responsibilities.

Director	Compensation	Nominating and Corporate Governance	Audit/Finance
Thomas S. Glanville
Frank M. Jaehnert
Jerome J. Lande
Timothy M. Leyden
Philip C. Mezey
Daniel S. Pelino
Gary E. Pruitt
Diana D. Tremblay
Lynda L. Ziegler
Number of meetings in fiscal year 2018	6	4	8

Committee Member Committee Chair

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (NCGC) is primarily responsible for:

•	developing and implementing our Governance Principles

•	evaluating the performance of our Board Chair and the CEO, as well as the other directors and the Board as a whole

•	soliciting recommendations for candidates for the Board

•	determining the qualification of the directors serving on the Board

•	making recommendations to the Board regarding the independence of the directors serving on the Board

•	recommending candidates to serve on the Board

•	reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareholders

To assist the committee in its identification of qualified director candidates, it has historically engaged an outside search firm and may do so in the future. The NCGC also reviews the compensation paid to our directors and makes recommendations to the Board on director fees and other compensation payable to the Board members.

The Board amended the NCGC’s charter in 2018 to change the name from the Corporate Governance Committee to the Nominating and Corporate Governance Committee. All of the members of the NCGC are independent under SEC rules and NASDAQ listing standards.

Audit/Finance Committee

The Audit/Finance Committee (AFC) is primarily responsible for:

•	monitoring our borrowings and capital structure, accounting policies, internal controls over financial reporting, and financial results

•	determining the compensation of our independent auditors

•	reviewing at least quarterly our business financial risks to determine if management and our internal controls are identifying and mitigating risks associated with our business operations

•	recommending to the Board whether to retain or terminate our independent auditors

•

The Board amended the AFC’s charter in 2018 to clarify risk responsibilities of the committee and to effect the name change of the NCGC. The Board has determined that all members of the AFC are independent under SEC rules and NASDAQ listing standards, including Rule 10A-3 of the Exchange Act. The NCGC has determined that all of the current members of the AFC are financially literate in accordance with the Standards of NASDAQ Rule 5605(c)(2)(A)(iv), and “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee (CC) is primarily responsible for:

•	recommending to the Board our CEO’s total annual and long-term incentive compensation

•	setting compensation levels for our other executive officers

•	overseeing the administration of various incentive compensation and benefit plans, which includes an annual evaluation of our compensation plans and policies

The CC, when appropriate, may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Board or to Company officers. The Board amended the CC’s charter in 2018 to effect the name change of the NCGC. The Board has determined that all members of the CC are independent under SEC rules and NASDAQ listing standards. In addition, all CC members are “non-employee directors” under Section 16b-3 of the Exchange Act and “outside directors” for the purposes of Section 162 (m) of the U.S. Internal Revenue Code. See “EXECUTIVE COMPENSATION – CD&A” in this proxy statement for more information on the CC’s responsibilities regarding the compensation of our executives.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee has served as an officer or employee of the Company. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Transactions with Related Persons

There were no related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K in fiscal year 2018. In order to determine this, the Board requires our executive officers, directors and director nominees to disclose certain information regarding related person transactions. A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) that involves the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. The current threshold required to be disclosed under SEC regulations is $120,000. Under its charter, the Nominating and Corporate Governance Committee of the Board has been delegated with the responsibility of reviewing and approving any related person transactions.

Our Board’s Role in Risk Oversight

The Board has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of our executives’ management of risks relevant to the Company. The Board determines, directly or through Board committees, whether: (i) there are adequate processes designed and implemented by Company management such that risks have been identified and are being managed; (ii) the risk management processes are intended to ensure that Company risks are taken into account in corporate decision-making; and (iii) the risk management processes and procedures ensure that material risks to the Company are brought to the attention of the Board or an appropriate committee of the Board. Each of the Company’s risk management processes are reviewed periodically (but at least once a year) by either the Board or an appropriate committee to which the Board has delegated specific oversight responsibility, as described below. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. Committee Chairs regularly report to the full Board on actions taken at committee meetings. At least annually, the Board conducts a review of our long-term strategic plans, and at each of our quarterly meetings, our General Counsel updates the Board on material legal and regulatory matters.

Board	Compensation	Nominating and Corporate Governance	Audit/Finance

• Overall responsibility for risk oversight • Assesses directly, through Board committees or through established processes and procedures, risks relevant to the Company

• Responsible for overseeing compensation risks, including assessing possible risks from our compensation plans and policies for our executives and ensuring that our executive compensation is aligned with Company performance

• Reviews a summary and assessment of such risks annually and in connection with discussions of various compensation elements and benefits throughout the year

• Oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, and our director independence

• Reviews our Governance Principles annually pursuant to its charter

• Responsible for reviewing our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks

• Meets regularly with our independent auditors and in executive session to facilitate a full and candid discussion of risk and other issues

Following a review of the Company’s current risk management systems and processes, the Board has concluded that the current allocation of oversight responsibilities between the Board and its committees is adequate, provided that the committees continue to coordinate their risk oversight responsibilities, share information appropriately with the other Board members, and provide timely and adequate reports to the full Board. The Board continually evaluates its risk oversight role.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all directors, officers, and employees of the Company and any subsidiary of the Company and is available on the Company’s website, www.itron.com, by selecting “Investors” and then “Corporate Governance.” In addition, we have adopted policies and procedures for reporting and investigating suspected violations of the Code of Conduct. The Company intends to satisfy any future disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics or provisions of the Code of Conduct, that applies to the CEO or the CFO, by posting such information on our website, www.itron.com.

Anti-Hedging Policy

The Company has adopted an Anti-Hedging Policy that prohibits our directors, officers, and employees from entering into transactions involving our securities that are designed to hedge or offset any decrease in the market value of Itron securities. See “EXECUTIVE COMPENSATION – CD&A – Anti-Hedging Policy” in this proxy statement for more information on this policy.

Incentive Repayment (Clawback) Policy

The Company has adopted a repayment or “clawback” policy, which provides that if a bonus or equity award (Award) is paid that is conditioned on meeting certain financial metrics, and, subsequently, there is a required financial restatement, which, had the correct information been known at the time, would have resulted in a lower Award, then the Board has the right to demand repayment of the excess amount of the Award, net of taxes, from an executive officer who has received an Award. If the Board (or its delegated committee) determines that fraud has resulted in a material financial restatement, it is required that the Board demand repayment from the executive officer engaged in the fraud of the full Award, net of taxes.

Director Nominations by Shareholders

In accordance with the Company’s Amended and Restated Bylaws, in order to nominate a director for election to the Board at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination to the Corporate Secretary of the Company at the Company’s executive offices no fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 60 days’ notice or prior public disclosure of the date of such annual meeting is given or made to the shareholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made). The notice of a shareholder’s intention to nominate a director must include:

•	the name and address of the shareholder;

•	a representation that the shareholder is entitled to vote at the meeting at which directors will be elected;

•	a statement of the number of shares of the Company that are beneficially owned by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

and the following information with respect to the person nominated by the shareholder:

•	name and address;

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable SEC rules;

•	a description of any arrangements or understandings between the shareholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of such nominee to serve as a director, if elected.

Other directors and senior management of the Company may also recommend director nominees for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee evaluates director nominees, including nominees that are submitted to the Company by a shareholder, taking into consideration the qualification criteria set forth under

“ELECTION OF DIRECTORS – Director and Director Nominee Qualifications” in this proxy statement. In the event of a shareholder recommendation, the Nominating and Corporate Governance Committee screens and evaluates the person recommended in the same manner as other candidates. In addition, the Nominating and Corporate Governance Committee determines if the proposed director nominee will have sufficient time available to effectively carry out his or her Board duties and responsibilities. The Nominating and Corporate Governance Committee may then recommend the director candidate to the Board for its consideration, if deemed appropriate.

Shareholder Communications with the Board

The Company’s Board provides a process whereby shareholders may contact the Board or any committee as a group or any committee Chair or individual director, by email addressed to boardofdirectors@itron.com. Shareholders should clearly specify in each communication the name of the director to whom the communication is addressed. Shareholders may also write to the Board or any committee as a group or any committee Chair or individual director by sending the communication to: Itron, Inc., Attn: Corporate Secretary, 2111 N. Molter Road, Liberty Lake, WA 99019. Communications may also be submitted through our website at www.itron.com by selecting “Investors,” “Corporate Governance,” and then “Contact the Board.”

Shareholder communications are delivered directly to the Corporate Secretary of the Company, who then determines whether to forward such communications to the specified director addressees. You can access a description of the process that the Corporate Secretary uses for determining whether to forward shareholders’ communications to directors at our website, www.itron.com, by selecting “Investors,” “Corporate Governance,” and then “Contact the Board.”

Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2020 annual shareholders meeting should follow the procedures specified under “SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING” in this proxy statement. Shareholders wishing to nominate directors should follow the procedures specified under “CORPORATE GOVERNANCE – Director Nominations by Shareholders” in this proxy statement.

PROPOSAL 2 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (Say-on-Pay)

We are asking our shareholders to approve a non-binding advisory resolution on the Company’s executive compensation programs for our named executive officers (NEOs) (commonly known as “say-on-pay”) as we have described them in this proxy statement. Although this advisory vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for our executives. As discussed in the Compensation Discussion and Analysis (CD&A) section of this proxy statement, we believe our compensation programs are reasonable, competitive and strongly focused on pay-for-performance principles that will result in the creation of long-term shareholder value. Some of the features of our compensation programs that illustrate our philosophy are:

◾

A significant portion of an NEO’s compensation is at-risk or performance-based and subject to the Company’s operating and financial performance. We consider annual cash-based incentives, equity long-term incentives, and stock options to be performance-based, because each of these three elements is valuable to the executive only if performance goals are achieved and/or our share price improves. In fiscal year 2018, the executive compensation package (base salary and short- and long-term incentives at target) included 85% of at-risk compensation for the CEO and an average of 76% of at-risk compensation for the other NEOs. Our long-term incentive plan (LTIP) for equity awards granted under our Amended and Restated 2010 Stock Incentive Plan (A&R 2010 Plan) or Second A&R 2010 Plan, as applicable has three-year performance periods, with one-year averages determined each year for measurement purposes, to encourage NEOs to make decisions that align our long-term goals with shareholder interests and to discourage excessive risk taking.

◾	Stock ownership guidelines require executive officers to acquire and hold certain amounts of Itron stock to further strengthen alignment of management’s interest with those of our shareholders.

◾

We have established an Incentive Repayment (Clawback) Policy that covers awards under all of our incentive programs, and provides that if a bonus or equity award is paid that is conditional on meeting certain financial metrics, and subsequently, there is a required material financial restatement, which, had the correct information been known at the time, would have resulted in a lower award, then the Board (or its delegated committee) has the right to demand repayment of the excess amount of the award, net of taxes. If the Board (or its delegated committee) determines that fraud has resulted in a material financial restatement, it is required that the Board demand repayment of the full award, net of taxes.

◾

We maintain our long-standing commitment to strong corporate governance by continuing our policies of (i) separate Board Chair and CEO roles, (ii) majority voting for directors, (iii) all independent Board members (except our CEO) and all independent committee members, (iv) executive sessions of independent directors after each quarterly Board meeting, and (v) prohibition on hedging or pledging of Itron stock by our executives.

◾

The compensation of our NEOs varies depending upon the achievement of pre-established performance goals determined by the Compensation Committee (or the independent members of the Board, for the CEO), which are intended to serve as incentives for our executives. When performance does not meet the pre-established target goals, as was the case in prior years and in 2018, then the amount of compensation paid to our executives is correspondingly reduced or eliminated. Conversely, when the Company’s operating and financial performance meets or exceeds the pre-established performance metrics, then the amount of compensation paid to our executives increases. See “The 2018 Executive Compensation Program in Detail” in the CD&A.

We believe our executive compensation policies have enabled us to retain and attract exceptional senior executives whose talent and experience have helped Itron become a leader in our industry. Our Compensation Committee (and for the CEO compensation also the independent members of the Board), which provides overall direction for our compensation programs, believes the fiscal year 2018 compensation paid to our NEOs is reasonable and appropriate and adequately reflects the Company’s overall performance in 2018.

Shareholders are encouraged to read the full details of our executive compensation programs as described in the Executive Compensation section of this proxy statement.

For the reasons provided above, we recommend that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and compensation tables along with the accompanying footnotes and narrative disclosures of the proxy statement.

The Board recommends that shareholders vote “FOR” the approval of the compensation paid to our named executive officers in fiscal year 2018.

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This CD&A explains our executive compensation program for our named executive officers (NEOs) listed below. The CD&A also describes the process followed by the Compensation Committee of the Board (referred to as the Compensation Committee or the Committee in this CD&A) for making pay decisions, as well as its rationale for specific decisions related to 2018.

Name	Title

Philip C. Mezey	President and CEO

Thomas L. Deitrich	Executive Vice President and Chief Operating Officer (COO)

Joan S. Hooper	Senior Vice President and CFO

Sarah E. Hlavinka*	Senior Vice President, General Counsel and Corporate Secretary

Michel C. Cadieux	Senior Vice President, Human Resources

*	On August 6, 2018, Ms. Hlavinka joined the Company as Senior Vice President, General Counsel and Corporate Secretary.

2019 Leadership Succession in Motion

On January 22, 2019, Philip Mezey, the Company’s President and CEO and a member of the Board of Directors, informed the Board of his intention to retire from his positions. Mr. Mezey will continue to lead the Company as President and CEO and serve as a member of the Board until August 31, 2019, or until a successor is appointed. Upon the appointment of a successor, Mr. Mezey will remain with the Company as an advisor through December 31, 2019, to help facilitate a seamless transition. For more information, refer to the Form 8-K filed by the Company on January 22, 2019.

Executive Summary

Business Performance

In 2018, Itron continued to execute on strategic initiatives to deliver long-term value for our investors. We encountered supply chain headwinds throughout the year that impacted revenue and profitability. While we were able to mitigate some of the impact through cost controls, including reduced discretionary spending and the elimination of executive and management variable compensation, we fell short on our financial targets. Revenue, non-GAAP earnings per diluted share(1) (EPS), and earnings before interest, tax, depreciation and amortization (Adjusted EBITDA)(1)(2) metrics are all strongly embedded in our executive compensation program, which resulted in zero payment in 2018:

◾	Total Company consolidated revenue of $2.4 billion increased 18% from 2017, driven by the acquisition of Silver Spring Networks;

◾	Total Company Adjusted EBITDA of $235.8 million improved by 2% percent over 2017; and

◾	Non-GAAP EPS of $2.65 decreased 13% from 2017.

Despite the near-term headwinds that impacted 2018 financial results, Itron’s executive leadership team remained focused on the Company’s strategic vision to be a leading partner with utilities and cities to safely, securely and reliably deliver critical infrastructure services. We gained significant momentum on our strategy during the year. First, we strengthened our position in the Smart Energy and Smart City space with the acquisition of Silver Spring Networks. We are progressing well with synergy targets and the technology convergence roadmap to deliver a unified, highly-secure, value-generating solution that leaves no customer behind. Second, in October, we realigned our business segments to Device Solutions, Networked Solutions and Outcomes. This shift supports our strategy to accelerate growth in higher value network and outcomes-based solutions, while providing investors with valuable insight into our operations. Lastly, management continues to be focused on our commitment on expanding margins and executing on operational cost improvements through restructuring programs and other operational efficiency programs. Together, we expect these initiatives to deliver long-term value for our shareholders.

Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual cash incentives (as part of our Executive Management Incentive Plan (EMIP)), and long-term equity incentives (as part of our Long-Term Incentive Plan (LTIP)). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on shareholder value creation. Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal 2018:

◾	None of the NEOs received base salary adjustments in 2018, except for Mr. Mezey, who received a 3% increase to better align his base salary with the market. See “Base Salary” in this CD&A for details.

(1)	A schedule reconciling Adjusted EBITDA to net income and non-GAAP EPS to net income is available on page 40 of our 2018 Annual Report on Form 10-K.

(2)

We define Adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible assets, restructuring, acquisition related expense, goodwill impairment and (c) excluding the tax expense or benefit.

◾

EMIP: 2018 financial and strategic results did not meet threshold performance levels, which resulted in an overall attainment percentage of 0%. See “Annual Cash Incentives: The Executive Management Incentive Plan (EMIP)” in this CD&A for details.

◾

LTIP: Under the LTIP, NEOs receive 50% of their annual grant in the form of performance-based restricted stock units (PRSUs). Consistent with the terms of the LTIP, the NEOs earned 103.36% of their target PRSUs for the 2016-2018 performance cycle. This attainment is the combination of an average non-GAAP EPS target attainment of 90.67% and a total shareholder return (TSR) multiplier of 114%. See “Long Term Incentives – A Closer Look at Performance-Based Restricted Stock Units (PRSUs)” in this CD&A for details.

These payouts are aligned with the Company’s business performance in 2018. The Compensation Committee believes that the design and structure of the Company’s incentive program provide a direct link between Company performance and pay outcomes for the executives, as described in greater detail in the following section.

A Note About Onboarding Ms. Hlavinka: Ms. Hlavinka has more than 25 years of experience as a senior advisor and business executive with broad-based experience and legal background in the information technology, service, manufacturing and healthcare industries. To ensure that we could hire Ms. Hlavinka and to make up for compensation and equity being forfeited from her prior employer, the Committee provided a one-time, sign-on bonus of $650,000 to Ms. Hlavinka when she joined the Company on August 6, 2018. Pursuant to her new hire arrangement, Ms. Hlavinka will be required to pay back all or a portion of this sign on bonus if she voluntarily terminates from Itron within two years from her date of hire. She also received a one-time, equity grant of Restricted Stock Units (RSUs) valued at $500,000. The RSUs vest one year from the anniversary date of the grant. These awards are one-time in nature and consistent with new hire arrangements for executives in similar roles.

Linking CEO Pay and Performance

A key component of our executive compensation philosophy is the link between compensation and overall business results and shareholder value creation. We strive to clearly communicate this to our shareholders and believe that looking at realizable pay in different contexts can illustrate this point effectively:

◾	Realizable pay versus pay opportunity

◾	Realizable pay for performance relative to peers

CEO Realizable Pay versus Pay Opportunity. Many of the required disclosures concerning CEO compensation discuss pay elements or opportunities that may be earned by the CEO. Realizable pay, on the other hand, more closely considers actual compensation earned (or earnable) based on performance. To illustrate the differences, we compared pay opportunity to realizable pay on a year-by-year basis over the past three years; for this purpose, we use the following definitions:

Pay opportunity represents:

◾	The sum of base salary and target EMIP opportunity for each fiscal year; and

◾	The grant date fair value of stock options, RSUs and PRSUs granted in each fiscal year.

Realizable pay represents:

◾	The sum of base salary and actual EMIP paid for each fiscal year;

◾	The “in the money” value of any stock options granted in each fiscal year, valued as of their vesting date, or if unvested, as of December 31, 2018;

◾	The value of RSUs granted in each fiscal year valued at their vesting date, or if unvested, as of December 31, 2018;

◾	The number of PRSUs actually earned based on performance, valued as of December 31, 2018; and

◾	For outstanding PRSUs (uncompleted performance cycles), the estimated number of PRSUs based on performance to date, valued as of December 31, 2018.

The chart below illustrates Mr. Mezey’s realizable pay compared to his pay opportunity, as well as the corresponding year-end stock price for the last three years.

CEO Realizable Pay for Performance Relative to Peer Group. To provide another perspective, it is also helpful to understand the degree of alignment between CEO realizable pay and performance relative to our peer companies. See “Our Decision Making Process – The Role of Peer Companies” in this CD&A for a list of the peer companies. To evaluate this alignment, we analyzed the relationship between realizable total direct compensation (TDC) for the CEO over 2015-2017 for the peer companies and for the Company, and TSR for the three years ended December 31, 2017. This time period was selected because it was most closely aligned with the compensation information available for our peer group companies for the years that Mr. Mezey has been our CEO.

For this purpose, realizable TDC is defined as the sum of:

◾	Actual base salaries paid over the three-year period;

◾	Actual annual incentives (bonuses) paid over the three-year period;

◾	“In-the-money” value as of December 31, 2017 of any stock options granted over the three-year period;

◾	The value as of December 31, 2017 of any restricted shares granted (including vested and unvested shares) over the three-year period; and

◾

Cash-based long-term incentives awarded during the period, and the value as of December 31, 2017 of any performance shares granted over the three-year period (assuming target performance for cycles not completed).

The chart below illustrates the percentile ranking of our three-year TSR and Mr. Mezey’s realizable TDC relative to our peer companies. As the chart indicates, during the three-year period our TSR performance was above the median of the peer companies and Mr. Mezey’s realizable TDC was below the median. Mr. Mezey’s realizable TDC was within an “alignment corridor” representing a strong correlation between compensation and performance.

Best Compensation Practices & Policies

We also believe the following practices and policies promote sound compensation governance and are in the best interests of our shareholders and executives:

What We Do	What We Don’t Do

☑ Heavy emphasis on variable compensation	☒ No employment agreements

☑ 50% of annual long-term incentives are performance based	☒ No “single trigger” change-in-control cash payments

☑ Rigorous stock ownership guidelines	☒ No tax gross ups in our change-in-control agreements

☑ Incentive Repayment (Clawback) Policy	☒ No option backdating or repricing

☑ Independent compensation consultant	☒ No hedging or pledging

☑ Annual risk assessments	☒ No special perquisites

2018 Say-On-Pay & Shareholder Engagement

Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. We also take into account the feedback we receive from our major shareholders, which is solicited by the Board Chair, and the Chair of the Compensation Committee, either in person or via telephone.

In 2018, approximately 95% of the votes cast supported our executive compensation decisions. Since 2012, the Board has regularly conducted proactive outreach meetings with the company’s largest shareholders. During 2018, the Company offered meetings to shareholders representing 45% of shares outstanding, and directors met with shareholders representing 15% of shares outstanding to discuss topics including Company strategy and performance, governance, and executive compensation. Overall, our shareholders are highly supportive of our executive compensation program and its direction. Based on the positive feedback we received from our major shareholders, in addition to the vote result in 2018, we did not make substantive changes to the structure of our program. We will continue to keep an open dialogue with our shareholders to help ensure that we have a regular pulse on investor perspectives.

What Guides Our Program

Our Compensation Philosophy & Objectives

The philosophy underlying our executive compensation program is to employ the best leaders in our industry to ensure we execute on our business goals, promote both short-and long-term profitable growth of the Company, and create long-term shareholder value, all grounded in the following guiding principles:

Pay for Performance	A significant portion of an executive’s total compensation should be variable (“at risk”) and dependent upon the attainment of certain specific and measurable annual and long-term business performance objectives.

Shareholder Alignment	Executives should be compensated through pay elements (base salaries and annual- and long-term incentives) designed to align executive compensation to the creation of long-term value for our shareholders.

Competitiveness	Target compensation should be set at the median of market to ensure that compensation is at a level that is competitive with that being offered to individuals holding comparable positions at other companies with which we compete for business and leadership talent.

Attraction and Retention	The executive compensation program should enable the Company to attract highly-talented people with exceptional leadership capabilities and retain high-caliber talent. When required, the Company may adjust individual elements of compensation to accomplish this goal.

The Principal Elements of Pay: Total Direct Compensation (TDC)

Our compensation philosophy is supported by the following principal pay elements:

Pay Element	How Its Paid	What It Does	How It Links to Performance

Base Salary	Cash (Fixed)	Provides a competitive fixed rate of pay relative to similar positions in the market, and enables the Company to attract and retain critical executive talent	Based on job scope, level of responsibilities, individual performance, experience, and market levels

Annual Cash Incentive (EMIP)	Cash (Variable)	Focuses executives on achieving annual financial and strategic goals that drive long-term shareholder value

◾   Payouts: 0% to 180% of target based on financial results and strategic goal attainment against pre-established goals, subject to the achievement of a threshold Adjusted EBITDA goal

•   If the threshold Adjusted EBITDA goal is not achieved, no portion of the EMIP award will be paid

◾   Financial metrics: Total Company consolidated revenue and Adjusted EBITDA

◾   Strategic goals: tied to specific strategic objectives

Long-Term Incentive Plan (LTIP)	Equity (Variable)	Provides incentives for executives to execute on longer-term financial/strategic growth goals that drive shareholder value creation and support the Company’s retention strategy	See below

50% of Annual LTIP Grant: Performance-Based Restricted Stock Units (PRSUs)		Rewards achievement of financial goals measured over a three-year performance period	◾ Payouts: 0% to 200% of a target based on results against pre-established financial goals and relative TSR performance ◾ Financial metrics: Non-GAAP EPS and relative TSR

25% of Annual LTIP Grant: Stock Options		Rewards for stock price appreciation	◾ Exercise price: 100% of fair market value on the grant date ◾ Vesting: 1/3 per year on the anniversary of the grant date ◾ Exercise term: 10 years

25% of Annual LTIP Grant: Time-Vested Restricted Stock Units (RSUs)		Supports retention	◾ Vesting: 1/3 per year on the anniversary of the grant date ◾ Paid in Itron shares at vesting

Pay Mix

The charts below show the target annual TDC of our CEO and our other NEOs for fiscal 2018. These charts illustrate that a majority of NEO TDC is variable (85% for our CEO and an average of 76% for our other NEOs).

Our Decision Making Process

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our NEOs. The Committee is comprised of independent, non-employee members of the Board. The Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which may be accessed at our website, www.itron.com, by selecting “Investors,” and then “Corporate Governance.”

The Committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Committee.

The Role of Management

Members of our management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. Only the Committee members are allowed to vote on decisions regarding NEO compensation.

The CEO reviews his recommendations pertaining to other executives (non-NEO) pay with the Committee providing transparency and oversight. Decisions on non-NEO pay are made by the CEO. The CEO does not participate in the deliberations of the Committee regarding his own compensation. Independent members of the Board make all final determinations regarding CEO compensation.

The Role of the Independent Consultant

The Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its charter, the Committee has hired F.W. Cook as its independent consultant. F.W. Cook reports directly to the Committee and does not provide any additional services to management. The Committee has conducted an independence assessment of F.W. Cook in accordance with SEC rules.

The Role of Peer Companies

For some of our direct competitors who are not publicly held, or are smaller business units within a conglomerate, there is limited compensation information available. As a result, our peer companies for purposes of benchmarking executive compensation (Peer Companies) generally consist of direct competitors for which public information is available, who are part of the same broad Standard & Poor’s (S&P) industry classifications of technology hardware and equipment or in software and services, and who are similar in size and scope of global operations as Itron. The Committee reviews the Peer Companies on an annual basis.

For the purposes of setting 2018 compensation, the Committee conducted an in-depth assessment of potential comparators to evaluate the degree to which the current Peer Companies have kept pace with Itron’s growth and evolution. The Committee also took into consideration the broader marketplace to identify appropriate and relevant additions and removals from the current Peer Companies considering the acquisition of Silver Spring Networks and other recent peer company developments. As a result of this review, and with the support of F.W. Cook, the following changes were made to the Peer Companies:

Additions	Removals

☑ F5 Networks, Inc.: provides application networking products and solutions	☒ Ciber, Inc.: entered Chapter 11 bankruptcy in April 2017

☑ ITT Inc.: an industrial manufacturer that provides products such as pumps and valves	☒ ESCO Technologies: Too small

☑ Keysight Technologies, Inc.: provides electronic measurement devices	☒ OSI Systems: Too small

☑ PTC Inc.: provides software and solutions that allow customers to better connect to their products	☒ AMETEK: Too large

☑ NetScout Systems, Inc.: business-to-business company that provides operational and performance analytics to customers	☒ Juniper Networks: Too large

Peer Companies		Peer Data as of 12-31-2017**
			$ Millions
Diebold Nixdorf, Inc.*	PTC Inc.			Market Cap
EPAM Systems, Inc.*	Roper Technologies Inc.*	Percentile	Revenue
F5 Networks, Inc.*	Teradyne Inc.	25th	$1,455	$2,638
FLIR Systems, Inc.	Trimble Inc.*	50th	$2,361	$6,067
ITT Inc.	Unisys Corporation*	75th	$3,322	$8,213
Keysight Technologies, Inc.*	Watts Water Technologies, Inc
Mueller Water Products, Inc.	Xylem Inc.	Itron	$2,018	$2,641
NetScout Systems, Inc.*	Zebra Technologies Corp*	Percentile Rank	38%	25%

*	Software and services included in their business mix.

**	Financial figures do not include the effect of the Silver Spring Networks acquisition, which closed after the end of 2017.

For each of the Peer Companies, data regarding base salaries, annual incentives, and long-term incentives was obtained from their annual proxy statements and reviewed by Pearl Meyer. This data was supplemented with survey data prepared by Radford Survey & Consulting (Radford Survey), which provides compensation market information on more than 700 technology companies, aggregated and presented anonymously. The Radford Survey data was narrowed to those technology companies with revenues between $1 billion and $3 billion, similar to Itron.

With the support of F.W. Cook, the Committee evaluates this data for informational purposes when establishing a range of competitive compensation for our NEOs. For each NEO, the Committee determines the salary range, annual incentive target, and long-term incentive taking into consideration market data for the position being evaluated. However, market data is not the sole determinant of the Company’s practices or executive compensation levels. The Committee also takes into account the experience, performance, responsibilities, and contributions to the Company by each NEO when making its decisions. For the CEO, the Committee makes a recommendation to the full Board, and the independent members of the Board review and approve the CEO’s compensation.

The 2018 Executive Compensation Program in Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee takes into account factors such as relevant market data as well as individual performance and contributions. The Committee recommended approval of a base salary increase for the CEO, and the independent members of the Board approved the CEO annual base salary rate as follows:

NEO	2017	2018	% Increase
Philip C. Mezey*	$800,000	$$825,000	3%
Thomas L. Deitrich	$550,000	$550,000	0%
Joan S. Hooper	$485,000	$485,000	0%
Sarah E. Hlavinka**	NA	$475,000	NA
Michel C. Cadieux	$400,000	$400,000	0%

*	Mr. Mezey received an increase to better align his base salary with the market.
**	Ms. Hlavinka’s annual salary as Senior Vice President, General Counsel and Corporate Secretary was set at $475,000 when she was hired on August 6, 2018.

Annual Cash Incentives: The Executive Management Incentive Plan (EMIP)

The 2018 EMIP provided our NEOs the opportunity to earn a performance-based annual cash bonus. Actual bonus payouts depend on the achievement of pre-established performance objectives and can range from 0% to 180% of target award amounts. Target annual bonus opportunities are expressed as a percentage of base salary and were established by the NEO’s level of responsibility and his or her ability to impact overall results. The Committee also considers market data in setting target award amounts. 2018 target award opportunities remained unchanged from 2017 target award opportunities and were as follows:

NEO	Target EMIP (as a % of Base Salary)
Philip C. Mezey	125%
Thomas L. Deitrich	100%
Joan S. Hooper	75%
Sarah E. Hlavinka*	75%
Michel C. Cadieux	75%

*	Ms. Hlavinka’s 2018 EMIP target award opportunity was set at 75% when she was hired on August 6, 2018.

2018 Performance Objectives. An individual NEO’s EMIP award is based on a combination of financial and strategic objectives.

Performance Objectives	Performance Metrics & Weightings	EMIP Weighting
Financial (80%)	• Total Company Consolidated Revenue	40%
	• Total Company Adjusted EBITDA*	40%
Strategic (20%)	• Strategic Goals	20%
Total		100%

* If the threshold Adjusted EBITDA goal shown on the table below is not achieved, no portion of the EMIP award will be paid.

In 2018, we used total Company consolidated revenue and Adjusted EBITDA as the financial performance metrics in the EMIP because we believe it is important to focus on both top line growth (revenue), as well as profitability. Total Company Adjusted EBITDA provides a more useful illustration of our financial performance and the ongoing operations of our business, since the adjustments exclude certain expenses that are not indicative of our recurring core operating results. This facilitates better comparisons to our historical performance and our competitors’ operating results. To continue our focus on profits and sales performance, the weighting of the financial performance objectives (which represent 80% of a NEO’s EMIP award) for 2018 was 50% total Company Adjusted EBITDA and 50% total Company consolidated revenue. A schedule reconciling Adjusted EBITDA to net income and non-GAAP EPS to GAAP EPS is available on page 40 of our 2018 Annual Report on Form 10-K.

Each year, the Committee reviews the financial performance and considers adjustments for items that are not reflective of normal operating performance for that year. These adjustments are items that the Committee believes are fair to both participants and shareholders, encourage appropriate actions that foster the long-term health of the business, and are consistent with the objectives underlying our predetermined performance goals. Such exclusions may consist of the costs and financial effects of restructuring, acquisitions and dispositions, selected legal costs and settlements, and the effects of foreign currency translation. No adjustments were made in 2018.

2018 Financial Performance Levels & Results. The following table shows the performance necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results for 2018:

	Threshold	Target	Maximum	Actual Results
Total Company Consolidated Revenue	$2,187.0	$2,430.0	$2,673.0	$	NA	*
Total Company Adjusted EBITDA	$257.8	$286.4	$315.1	$	NA	*

Note: Payouts are linearly interpolated for performance between threshold, target and maximum.

* No portion of the EMIP was paid in 2018 because the threshold Adjusted EBITDA goal was not achieved.

2018 Strategic Goals & Achievements. The strategic goals for the NEOs, as determined in consultation with the CEO and reviewed with the Committee, generally encompass objectives as they relate to both the individual business segments and the entire Company. For 2018, they were developed to continue to strengthen our operational results through objectives that align to predictability, profitability, and growth.

Approved strategic goals included meeting return on invested capital targets, growth in Software and Services revenue and margin, cost of non-quality targets, improvement in predictability of quarterly financial results, and new business obtained by cross selling legacy Itron and Silver Spring Networks projects. The Company made progress across the strategic initiatives and achieved or partially achieved some of the strategic targets. Even though partial results were achieved for the strategic goals, no portion of the EMIP was paid in 2018 because the threshold Adjusted EBITDA goal was not achieved.

Long-Term Incentives

The NEOs are eligible for long-term incentives, all of which were issued under the terms of our Amended and Restated 2010 Plan. For fiscal year 2018, annual long-term incentives were granted as follows:

2018 Target Long-Term Incentive Award Grants. The table below shows the long-term incentive award values granted for fiscal 2018 for each of the NEOs:

NEO	PRSUs** (at Target)	Stock Options*	RSUs**	Total Value
Philip C. Mezey†	$1,800,000	$900,000	$900,000	$3,600,000
Thomas L. Deitrich	$1,000,000	$500,000	$500,000	$2,000,000
Joan S. Hooper††	$500,000	$250,000	$500,000	$1,250,000
Sarah E. Hlavinka†††	$400,000	$200,000	$200,000	$800,000
Michel C. Cadieux	$400,000	$200,000	$200,000	$800,000

*	Individual award amounts were calculated based on Black-Scholes values.
**

Award amounts for PRSUs and RSUs were determined based on the closing price of our common stock on the date of grant on February 22, 2018 for all other NEOs, except that award values for Ms. Hlavinka were determined based on the closing price of our common stock on September 12, 2018 in connection with her new hire. The additional RSU award granted to Ms. Hooper was determined based on the closing price of our common stock on the date of the grant on May 9, 2018.

†	For 2018, the Committee increased Mr. Mezey’s target award value by $400,000 to better align his compensation with the market.
††	In May 2018, the Committee approved an additional grant of $250,000 in time-vested RSUs to Ms. Hooper in recognition of her early performance and to ensure market competitiveness of her annual grant.
†††

In conjunction with Ms. Hlavinka’s new-hire arrangement, she also received a one-time, equity grant of RSUs with a grant date fair market value of $500,000, which is not included in the table above. This award amount was determined based on the closing price of our common stock on the date of the grant on September 12, 2018. This award was granted under the Amended and Restated 2010 Plan and will vest 100% on the first anniversary of the grant.

A Closer Look at Performance-Based Restricted Stock Units (PRSUs). The actual number of PRSUs that are earned and vested are based on the achievement of specific financial performance goals and relative TSR results. Specifically, actual awards are linked to a three-year performance period that consists of three annual performance cycles. The performance result used to determine the actual award earned is calculated at the end of the three-year performance period by averaging the results of the three annual performance cycles, then is adjusted based on performance relative to TSR as compared to the Russell 3000 Index.

2018 Performance Metrics: Non-GAAP EPS & Relative TSR. PRSUs are driven by the achievement of non-GAAP EPS and relative TSR performance targets.

◾

Non-GAAP EPS: Non-GAAP EPS targets are set by the Committee at the beginning of each annual performance cycle. Payout levels can range from 50% to 160% of target for the performance cycle. No PSRUs are earned for performance below the threshold. The following table shows the thresholds, targets and maximums for non-GAAP EPS set by the Committee at the beginning of each annual performance cycle and our actual non-GAAP EPS results used for calculating PRSUs earned for 2016, 2017 and 2018:

Year	Threshold 50%	Target 100%	Maximum 160%	Results
2016	$1.95	$2.25	$2.48	$2.54
2017	$2.58	$3.00	$3.30	$3.06
2018	$2.86	$3.33	$3.66	$2.65

Note: The non-GAAP EPS results shown are based on financial results as reported for 2016, 2017, and 2018 (as reported in our Annual Report on Form 10-K for the year ended December 31, 2018). Performance for levels achieved between threshold, target, and maximum are linearly interpolated.

◾

Relative TSR: At the end of the three-year performance period, the non-GAAP EPS results for each of the annual performance cycles are averaged. The average non-GAAP EPS is then adjusted based on the achievement by the Company of TSR relative to the Russell 3000 index for the same three-year performance cycle as follows:

If relative TSR attainment is…	Then the average EPS attainment is…
At or below the 25th percentile	Adjusted down by 25%
At 50th percentile	No adjustment
At or above the 75th Percentile	Increased by 25%

Note: Adjustments for levels achieved between the 25th, 50th, and 75th percentiles are linearly interpolated.

For the 2018 PRSUs, the TSR targets and point multipliers were all established in February 2018 by the Committee and by the independent members of the full Board for the CEO.

PRSUs Earned and Vested In 2018 (1/1/2016 –12/31/2018). In 2016, the NEOs at that time were granted their target PRSUs with vesting based on achievement of the non-GAAP EPS and relative TSR performance targets for 2016, 2017, and 2018 as outlined above. The actual award earned was calculated at the end of the three-year performance period by averaging the results of the three annual performance cycles:

Year	Percentage of Attainment
2016	160%
2017	112%
2018	0%
2016-2018 Average	90.67%

Consistent with the terms of the LTIP, the average performance attainment for the 2016-2018 PRSUs was then adjusted upward by 114% since our TSR was at the 64th percentile of the Russell 3000 index. As a result, the NEOs (other than those who were not employed at Itron in 2016) earned 103.36% of their target PRSUs for the 2016-2018 performance cycle, as follows:

NEO	Target PRSUs Granted	Actual PRSUs Earned
Philip C. Mezey	39,980	41,323
Thomas L. Deitrich	24,968	25,806
Michel C. Cadieux	9,987	10,322

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

We believe that when our executives hold an equity interest in the Company, they will be less inclined to take excessive business risks. We maintain stock ownership guidelines to encourage our key executives to own stock at least equal in value to:

Title	Multiple of Base Salary
CEO	6.0x
COO and CFO	3.0x
Senior Vice Presidents and General Counsel	2.0x

Common stock, vested and unvested restricted shares, the net after-tax value of unexercised vested and unvested stock options, and stock held in the deferred compensation, 401(k) and the Employee Stock Purchase plans all count towards satisfaction of the guidelines. Additionally, participants are required to retain 50% of net profit shares from all stock acquired upon exercise or vesting unless the guideline level is achieved. Net profit shares are defined as the number of shares of stock acquired after payment of (i) in the case of options, any exercise price and tax withholding upon exercise, or (ii) in the case of restricted stock or restricted stock units, tax withholding upon vesting. We annually review the levels of stock ownership of our executives, and, based on a rolling 12-month average of our stock price as of the end of 2018, all of our NEOs have met the guidelines, with the exceptions of Ms. Hooper and Ms. Hlavinka who have both recently joined the Company and are making progress towards their goals. We also have stock ownership guidelines for the members of our Board.

Anti-Hedging Policy

We prohibit the NEOs and other executives from engaging in transactions designed to insulate them from changes in the Company’s stock price. Therefore, the Company has an Anti-Hedging Policy that prohibits our NEOs from entering into transactions that include (without limitation) equity swaps or short sales of our securities, margin accounts or pledges of our securities, and hedges or monetization transactions involving our securities that are designed to hedge or offset any decrease in the market value of Itron securities. In addition, the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities is prohibited under this policy, and borrowing against any account in which our securities are held is prohibited.

Change-in-Control Agreements

We have entered into change-in-control agreements with our executives to encourage their full attention and dedication to the Company in the event of a change-in-control of the Company, and to provide them with reasonable compensation and benefits in the event of a change-in-control and a subsequent loss of employment. All equity awards granted have “double trigger” requirements before vesting upon a change-in-control. See “EXECUTIVE COMPENSATION TABLES – Potential Payments upon Change-in-Control” in this CD&A for descriptions of the benefits provided under the change-in-control agreements.

Employment Agreements; Severance Policy

We do not have formal employment agreements with our executives. However, we do have an Executive Severance Policy for our executives that provides severance pay equal to one year’s base salary, employer benefit premium payments or reimbursements for one year, and outplacement assistance provided there is a release of claims, non-disparagement, and confidentiality agreement with the executive. In addition, the executive must enter into a one-year non-compete agreement, where enforceable.

In 2018, in connection with her role, Ms. Hlavinka became a participant under the Company’s Executive Severance Policy and entered into indemnification agreements in the form customary for the Company’s officers and directors.

Incentive Repayment (Clawback) Policy

Under our Incentive Repayment (Clawback) Policy, in the event of a restatement of the Company’s financial results, the Compensation Committee, as designated by the Board, may review all cash or equity incentive awards that were based in whole or in part on the achievement of certain financial results.

Where award(s) were predicated, in part or in whole, upon the achievement of certain financial results that were subsequently the subject of a material financial restatement and, as determined by the Compensation Committee, the executive(s) engaged in fraud that caused or partially caused the need for the restatement, the Compensation Committee will seek forfeiture or reimbursement to the Company of the award(s) from the executive(s) engaged in fraud in full, net of tax. If a material financial restatement was not due to fraud, the Compensation Committee may review the circumstances and, in its discretion to the extent practicable and allowable under applicable laws, determine to require forfeiture or reimbursement to the Company of the amount of the award(s) that exceeded the lower amount, payment or value that would have been made based on the restated financial results, net of tax.

Any recoupment under this policy may be in addition to, and shall not otherwise limit, any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

Executive Deferred Compensation

Executives located in the U.S. are eligible to participate in our Executive Deferred Compensation Plan (EDCP). We offer the EDCP to our highly-compensated employees to give them the benefit of being able to defer some of their taxable income, which also encourages their retention with the Company. Participants may defer up to 50% of their base salary and annual cash incentive into a nonqualified account.

Executives are also permitted to elect to defer an additional portion of their base salary under the EDCP equal to the amount of any contributions returned to them during the year from the Company’s 401(k) Plan. In 2018, the Company made matching contributions to the account of each participating executive at the rate of 75% of the first 6% of base salary and annual incentive deferred by the executive during that year, which is the same matching formula as the Company’s 401(k) Plan. The employer match into the EDCP starts after the employee reaches IRS limits on the 401(k) Plan and is no longer eligible for the 401(k) match. The executives’ account balances are adjusted for hypothetical investment earnings or losses according to the returns of the specified “measurement funds” selected by the executives. The measurement funds correspond to the mutual funds available for investment under the 401(k) Plan (but currently do not include a Company stock fund).

See “EXECUTIVE COMPENSATION TABLES – 2018 Nonqualified Deferred Compensation Table” in this CD&A for more details.

General Benefits and Perquisites

Our NEOs receive the same benefits as our U.S. based salaried employees generally, including medical and dental benefits, group term life insurance, and short- and long-term disability protection. Itron also has relocation policies and benefits in place that may be applicable if an employee is required to move or has long term extended business travel to a new location.

401(k) Plan and Employee Stock Purchase Plan

Executives located in the U.S. are eligible to participate in our 401(k) Plan which provides our employees, including executives, with a 75% Company match on the first 6% of compensation deferred, subject to qualified plan limits. Similarly, executives located in the U.S. may participate in the Company’s Employee Stock Purchase Plan, along with our other U.S. employees.

We do not maintain any defined benefit or supplemental retirement programs for our NEOs.

2018 Risk Assessment

It is our belief that a majority of an executive’s total compensation should be variable “at risk” compensation, meaning it is tied to the Company’s financial performance. However, because performance-based incentives play a large role in our compensation program, we strive to ensure that incentives do not result in actions that may conflict with the long-term best interests of the Company and our shareholders. Therefore, the Committee evaluated all of our plans and policies (applicable to executives and employees below the executive level) in December 2018 for attributes that could cause excessive risk-taking. We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executives with those of our shareholders; (c) executive officers are subject to our executive stock ownership guidelines; and (d) the annual cash-based incentive plan and long-term incentive plans are designed with risk-mitigating characteristics such as (i) maximum award payouts based on the attainment of various and continually evolving Company financial objectives which diversify risks associated with a single indicator of performance, (ii) our equity-based incentives encourage a longer-term focus through multi-year performance periods, (iii) our risk-mitigating policies in place such as insider trading and hedging prohibitions and clawbacks, and (iv) review and approval of final awards by our Committee (and the independent members of the full Board in the case of the CEO), which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.

CEO Pay Ratio

For 2018, the annual total compensation of our CEO was 90 times that of the median of the annual total compensation of all employees, based on annual total compensation of $4,971,887 for the CEO and $55,023 for the median employee. This calculation is based on employee population of 6,922 as of October 1, 2017. The median employee was identified using base pay, overtime pay, short-term incentives, and long-term incentive grant date fair values using data for the twelve months ended September 30, 2017.

Our median employee was originally identified in 2017. In 2018, there was no change in Itron’s employee population or employee compensation arrangements that the Company believes would significantly impact the Company’s pay ratio disclosure. However, due to a change in our original median-compensated employee’s circumstances in 2018, which the Company believes would no longer accurately reflect the compensation arrangements of its employees and result in a significant change in the pay ratio disclosure, the Company chose to replace our original median-compensated employee with an employee whose compensation in fiscal 2017 was substantially similar to our original median-compensated employee based on the compensation measure used to select our original median-compensated employee.

Approximately 746 new employees were added to our employee population during 2018 as a result of the Silver Spring Networks acquisition. In accordance with SEC rules, these employees were not included in the consideration of the pay ratio calculation for 2018.

Annual total compensation for both the CEO and the median employee was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Impact of Tax and Accounting

We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by FASB ASC Topic 718.

Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO and the other “covered employees” as defined in the rule. Under the tax laws in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code was deductible without regard to this limitation. Effective for tax years beginning after December 31, 2017, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based exemption, subject to a special rule that grandfathers certain awards and agreements that were in effect on November 2, 2017. While considering tax deductibility as only one of several considerations in determining compensation, the Committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to the Company that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Itron’s management. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2018 Annual Report on Form 10-K and the Company’s 2019 proxy statement.

Compensation Committee

Diana D. Tremblay, Chair

Daniel S. Pelino

Frank M. Jaehnert

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding compensation of the Company’s NEOs. The amounts shown include amounts deferred at the executives’ election. All numbers are rounded to the nearest dollar.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
Philip Mezey	2018	821,154	-	3,176,804	899,113	-	74,816	(4)	4,971,887
President and CEO	2017	800,000	-	3,345,686	800,001	848,040	90,931		5,884,658
	2016	800,000	-	2,805,949	799,987	1,292,480	24,000		5,722,416

Thomas Deitrich	2018	550,000	-	1,867,771	499,518	-	12,375	(4)	2,929,664
Executive Vice President and COO	2017	550,000	-	1,471,377	499,995	466,422	12,150		2,999,944
	2016	550,000	-	995,073	500,000	710,864	7,950		2,763,887

Joan Hooper (5)	2018	485,000	-	887,873	249,759	-	29,041	(4)	1,651,674
Senior Vice President and CFO	2017	279,808	-	468,664	250,044	177,465	4,757		1,180,738

Sarah Hlavinka (6)	2018	190,865	650,000	875,335	199,994	-	241,796	(4)	2,157,990
Senior Vice President, General Counsel and Corporate Secretary

Michel Cadieux	2018	400,000	-	747,067	199,797	-	12,375	(4)	1,359,239
Senior Vice President, Human Resources	2017	400,000	-	836,225	199,989	254,412	14,562		1,705,188
	2016	400,000	-	634,427	199,989	387,744	11,769		1,633,929

(1)

These columns reflect the aggregate grant date fair value of awards granted under our Long-Term Incentive Plan (LTIP) and Second Amended and Restated 2010 Stock Incentive Plan (2010 SIP) determined in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 regarding assumptions underlying the valuation of these equity awards.

(2)

Includes the grant date fair value of Performance RSUs (PRSUs) assuming target performance achievement. As the performance-contingent awards are based on separate measurements of the Company’s financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated for the portion of the award related to performance in each year. Therefore, the value includes one-third of the target PRSUs for each active three-year performance cycle. For more details on how performance is calculated, refer to “A Closer Look at Performance-Based Restricted Stock Units (PRSUs)” in this CD&A.

The grant date fair value of the performance related component is based upon the probable outcome for the award and is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718. As required under FASB ASC Topic 718, the full grant date fair value for the TSR multiplier for the entire three-year performance cycle is included in the amounts shown for the initial year of each performance cycle and was determined using a Monte Carlo valuation model on the date the PRSUs were awarded. Grant date fair values assuming maximum performance achievement for the 2018 PRSUs for the full performance cycle (2018-2020) would be: P. Mezey - $3,789,347; T. Deitrich - $2,105,193; J. Hooper - $1,052,596; S. Hlavinka - $842,052; M. Cadieux - $842,077.

(3)	This column reflects the cash awards earned by the NEOs under our annual incentive program.
(4)

We value these benefits based on the actual costs or charges incurred by us for the benefits. The amounts shown under “All Other Compensation” consist of Company 401(k) matching contributions of $12,375 for Mr. Mezey, Ms. Hooper, and Mr. Cadieux, and $17,481 for Ms. Hooper, a company match under the Executive Deferred Compensation Plan for Mr. Mezey and Ms. Hooper of $62,441 and $11,560, respectively, and relocation costs of $217,038 (which includes $176,239 related to her home sale) and a related tax gross-up of $24,758 for Ms. Hlavinka, which were consistent with the Company’s executive relocation policy.

(5)	Ms. Hooper was not an NEO prior to 2017; therefore, compensation data for 2016 is not disclosed.
(6)

Ms. Hlavinka joined the Company as Senior Vice President, General Counsel and Corporate Secretary effective August 6, 2018. Her base salary upon hire was $475,000 and she received a sign-on bonus of $650,000.

2018 Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards to the NEOs during 2018.

Grants of Plan – Based Awards
Name	Grant Date	Board or Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Philip Mezey	-	-	$257,813	$1,031,250	$1,856,250	-	-	-	-	-	-	-
	2/22/2018	2/22/2018	-	-	-	-	-	-	12,987	-	-	$899,999
	2/22/2018	2/22/2018	-	-	-	-	-	-	-	36,208	$69.30	$899,113
	2/22/2018	2/22/2018	-	-	-	9,740	25,974	51,948	-	-	-	$789,350 (5)

Thomas Deitrich	-		$137,500	$550,000	$990,000	-	-	-	-	-	-	-
	2/22/2018	2/22/2018	-	-	-	-	-	-	7,215	-	-	$500,000
	2/22/2018	2/22/2018	-	-	-	-	-	-	-	20,116	$69.30	$499,518
	2/22/2018	2/22/2018	-	-	-	5,411	14,430	28,860	-	-	-	$438,528 (5)

Joan Hooper	-	-	$90,938	$363,750	$654,750				-	-	-	-
	2/22/2018	2/22/2018	-	-	-	-	-	-	3,607	-	-	$249,965
	2/22/2018	2/22/2018	-	-	-	-	-	-	-	10,058	$69.30	$249,759
	2/22/2018	2/22/2018	-	-	-	2,706	7,215	14,430	-	-	-	$219,264 (5)
	5/9/2018	5/9/2018	-	-	-	-	-	-	3,717	-	-	$249,968

Sarah Hlavinka	-	-	$35,787	$143,149	$257,668	-	-	-	-	-	-	-
	9/12/2018	9/12/2018	-	-	-	-	-	-	3,016	-	-	$199,961
	9/12/2018	9/12/2018	-	-	-	-	-	-	7,541	-	-	$499,968
	9/12/2018	9/12/2018	-	-	-	-	-	-	-	8,800	$66.30	$199,994
	9/12/2018	9/12/2018	-	-	-	2,262	6,033	12,066	-	-	-	$175,406 (5)

Michel Cadieux	-		$75,000	$300,000	$540,000	-	-	-	-	-	-	-
	2/22/2018	2/22/2018	-	-	-	-	-	-	2,886	-	-	$200,000
	2/22/2018	2/22/2018	-	-	-	-	-	-	-	8,046	$69.30	$199,797
	2/22/2018	2/22/2018	-	-	-	2,165	5,772	11,544	-	-	-	$175,411 (5)

(1)

Represents threshold, target and maximum opportunity under the Company’s annual incentive program for fiscal 2018. Our annual incentive program is discussed under the caption “Annual Cash Incentives - The Executive Management Incentive Plan (EMIP)” in the CD&A.

(2)

Represents range of possible PRSU payouts for the three-year performance cycle beginning in 2018; earned PRSU awards are paid in Itron common stock. Our PRSUs are discussed under the caption “A Closer Look at Performance-Based Restricted Stock Units (PRSUs)” in the CD&A.

(3)	Amounts shown in this column reflect the number of time-vested RSUs granted under our 2010 SIP.
(4)	Amounts shown in this column reflect the number of options granted under our 2010 SIP.
(5)

Amounts shown are based on target performance achievement for the 2018 portion of the three-year performance cycle. As required under FASB ASC Topic 718, includes the value of the award contingent upon the Company’s financial performance and the full grant date fair value for the TSR multiplier. See footnote 2 of the Summary Compensation Table in this CD&A for further details.

The non-equity incentive awards included in this table and also set forth in the Summary Compensation Table represent the annual incentive component of our executives’ compensation. These potential payout awards are paid in cash as a percentage of each of the NEO’s salary, based upon achievement of certain pre-determined financial performance criteria and strategic objectives. For more details, refer to the “EXECUTIVE COMPENSATION – 2018 Executive Compensation Program in Detail” section of the CD&A.

The equity incentive plan awards included in this table represent PRSUs granted in 2018 for the 2018-2020 performance period, which were issued under the Company’s A&R 2010 Plan or Second A&R 2010 Plan, as applicable. For further details on these awards, see “EXECUTIVE COMPENSATION – 2018 Executive Compensation Program in Detail” in the CD&A.

The amounts included in the “All Other Stock Awards” column and in the “All Other Option Awards” column represent time-vested RSUs and stock options, respectively, both of which were issued under the A&R 2010 Plan or Second A&R 2010 Plan, as applicable. For further details on these awards, see “EXECUTIVE COMPENSATION – 2018 Executive Compensation Program in Detail” in the CD&A.

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding equity awards held by each NEO as of December 31, 2018.

Outstanding Equity Awards At Fiscal Year End
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Philip Mezey	2/11/2010	8,610		$61.56	2/11/2020
	2/24/2011	8,810		$56.65	2/24/2021
	2/16/2012	11,398		$48.23	2/16/2022
	11/15/2012	140,570		$41.36	11/15/2022
	2/22/2013	51,270		$43.38	2/22/2023
	2/21/2014	25,569		$35.05	2/21/2024
	2/19/2015	65,841		$35.29	2/19/2025
	2/25/2016	40,682	20,341	$40.02	2/25/2026
	2/25/2016					6,664	(2)	$315,141
	2/23/2017	12,107	24,215	$65.55	2/23/2027
	2/23/2017					8,136	(2)	$384,751
	2/23/2017								24,408	(4)	$1,154,254
	2/22/2018		36,208	$69.30	2/22/2028
	2/22/2018					12,987	(2)	$614,155
	2/22/2018								9,740	(5)	$460,605

Thomas Deitrich	12/10/2015	83,779		$35.13	12/10/2025
	2/24/2016	25,304	12,653	$40.05	2/24/2026
	2/24/2016					4,162	(2)	$196,821
	2/23/2017	7,567	15,134	$65.55	2/23/2027
	2/23/2017					5,085	(2)	$240,470
	2/23/2017								15,255	(4)	$721,409
	2/22/2018		20,116	$69.30	2/22/2028
	2/22/2018					7,215	(2)	$341,197
	2/22/2018								5,411	(5)	$255,886

Joan Hooper	6/20/2017	3,838	7,677	$68.45	6/20/2027
	6/20/2017					2,435	(2)	$115,151
	6/20/2017								7,304	(4)	$345,406
	2/22/2018		10,058	$69.30	2/22/2028
	2/22/2018					3,607	(2)	$170,575
	2/22/2018								2,706	(5)	$127,967
	5/9/2018					3,717	(2)	$175,777

Sarah Hlavinka	9/12/2018		8,800	$66.30	9/12/2028
	9/12/2018					3,016	(2)	$142,627
	9/12/2018					7,541	(3)	$356,614
	9/12/2018								2,262	(5)	$106,970

Michel Cadieux	2/19/2014	8,223		$35.29	2/19/2024
	2/19/2015	16,640		$35.29	2/19/2025
	2/24/2016	10,121	5,061	$40.05	2/24/2026
	2/24/2016					1,665	(2)	$78,738
	2/23/2017	3,026	6,054	$65.55	2/23/2027
	2/23/2017					2,034	(2)	$96,188
	2/23/2017								6,102	(4)	$288,564
	2/22/2018		8,046	$69.30	2/22/2028
	2/22/2018					2,886	(2)	$136,479
	2/22/2018								2,165	(5)	$102,383

(1)

One third of the options granted on February 24, 2016 vest on each of February 24, 2017, 2018 and 2019. One third of the options granted on February 25, 2016 vest on each of February 25, 2017, 2018 and 2019. One third of the options granted on February 23, 2017 vest on each of February 23, 2018, 2019, and 2020. One third of the options granted on June 20, 2017 vest on each of June 20, 2018, 2019, and 2020. One third of the options granted on February 22, 2018 vest on each of February 22, 2019, 2020, and 2021. One third of the options granted on September 12, 2018 vest on each of September 12, 2019, 2020, and 2021.

(2)

Represents time-vested RSUs granted under the Amended and Restated 2010 Plan. One third of the RSUs granted on February 24, 2016 vest on each of February 24, 2017, 2018 and 2019. One third of the RSUs granted on February 25,

2016 vest on each of February 25, 2017, 2018 and 2019. One third of the RSUs granted on February 23, 2017 vest on each of February 23, 2018, 2019, and 2020. One third of the RSUs granted on June 20, 2017 vest on each of June 20, 2018, 2019 and 2020. One third of the RSUs granted on February 22, 2018 will vest on each of February 22, 2019, 2020, and 2021. One third of the RSUs granted on May 9, 2018 vest on each of May 9, 2019, 2020, and 2021. One third of the RSUs granted on September 12, 2018 will vest on each of September 12, 2019, 2020, and 2021.
(3)	The RSUs granted will vest in full on September 12, 2019.
(4)	Represents PRSUs granted for the three-year performance cycle beginning in 2017 assuming achievement at target levels of performance.
(5)	Represents PRSUs granted for the three-year performance cycle beginning in 2018 assuming achievement at threshold levels of performance.
(6)	Based on the closing price of our common stock on December 31, 2018 ($47.29).

2018 Option Exercises and Stock Vested Table

The following table provides information regarding stock option exercises and shares acquired upon the vesting of stock awards by the NEOs during the 2018 fiscal year.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)(3)

Philip Mezey	33,388	1,003,231	59,611	3,220,805

Thomas Deitrich			60,975	3,168,784

Joan Hooper			1,217	73,750

Sarah Hlavinka			-	-

Michel Cadieux			14,892	804,649

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.
(2)

Except for Ms. Hooper and Ms. Hlavinka, who joined the Company in June 2017 and September 2018, respectively, value includes PRSUs earned based on financial results as originally reported for the three-year performance cycle beginning in 2016 and vested on December 31, 2018. See Executive Summary in the CD&A for more detail.

(3)	Based on the fair market value of our common stock on the vest date.

2018 Nonqualified Deferred Compensation Table

The following table provides information regarding the nonqualified deferred compensation of each of the NEOs for the 2018 fiscal year.

Nonqualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Philip Mezey	102,005	62,441	(210,021)	-	1,981,269
Thomas Deitrich	-	-	-	-	-
Joan Hooper	125,913	11,560	(16,635)	-	179,798
Sarah Hlavinka	9,865	-	(481)	-	9,384
Michel Cadieux	-	-	-	-	-

(1)	This deferred compensation represents amounts that are reported as compensation earned in 2018 in the Summary Compensation Table.
(2)	This amount has been included in the “All Other Compensation” column of the Summary Compensation Table.

Executive Deferred Compensation Plan

Executives located in the U.S. are eligible to participate in the Company’s Executive Deferred Compensation Plan (EDCP). Under this plan, participants may defer up to 50% of their base salary and 50% of their annual incentive bonus to a non-qualified account. Participants may also defer an additional portion of their base salary equal to the amount of any contributions returned to them during the year from the Company’s 401(k) plan so that the 401(k) plan can satisfy the nondiscrimination requirements applicable to it. Annually, the Company makes matching contributions to the account of each participating executive at the rate of 75% of the first 6% of base salary and annual incentive deferred by the executive during that year. The employer match into the EDCP only commences after the employee reaches IRS limits on the 401(k) plan and is no longer eligible for the 401(k) match.

Each participant’s account is adjusted for hypothetical investment earnings or losses based on the performance of the “measurement funds” in which the account is deemed to be invested. Participants allocate their accounts among the measurement funds available under the plan and can change their allocation at any time. These measurement funds are the same as the mutual funds offered for investment purposes under the Company’s 401(k) plan. Measurement funds are used solely to determine the amount of the hypothetical investment earnings or losses to be allocated to the participant’s account. The Company is not obligated to invest any assets in these funds.

Accounts are distributed (or commence to be distributed) to participants either based on pre-selected, in-service distribution dates or upon termination of employment with the Company and its affiliates. Distribution made after termination of employment will be made six months after termination to comply with the requirements of Internal Revenue Code Section 409A.

A participant’s account will be distributed in a lump sum, unless the participant elects to have it distributed in substantially equal annual installments over a period of not more than 10 years. This election must be made at the time the participant is first eligible to participate in the plan.

Potential Payments upon Termination

The following describes certain actions and payments upon termination in accordance with Company policies and the provisions of our current Second A&R 2010 Plan, pursuant to which all of our equity awards are granted.

Upon any termination of employment, our NEOs are entitled to receive any accrued and unpaid base salary through the date of termination.

Termination for Cause

The executive is entitled to receive any accrued and unpaid base salary through the date of termination. All options granted automatically expire when terminated for cause and all unvested time-vested RSUs and all unvested awards under the LTIP and the EMIP are forfeited in the event of termination for cause.

Termination Due to Death, Disability, or Retirement

What happens if termination is due to:

	Death or Disability	Retirement (1)
		2016 and Prior Awards	2017 Awards	2018 Awards
Annual Incentive Plan (2)	Prorated	Prorated	Prorated	Prorated
Time-vested RSUs (3)	Fully accelerated	Forfeited	If retire after 24-months following grant date, continued vesting subject to completion of new non-compete/non-solicit agreement and reasonable notice	If retire after 18-months following grant date, continued vesting subject to completion of new non-compete/non-solicit agreement and reasonable notice
Stock Options (4)	Fully accelerated	Unvested Options Forfeited Vested Options Expire at end of earlier of 3 years or original expiration date of the grant

Unvested Options

If retire after 24 months following grant date, continued vesting subject to completion of new non-compete/non-solicit agreement and reasonable notice

Vested Options

Expire at end of earlier of 3 years or original expiration date of the grant

Unvested Options

If retire after 18 months following grant date, continued vesting subject to completion of new non-compete/non-solicit agreement and reasonable notice

Vested Options

Expire at end of earlier of 3 years or original expiration date of the grant

Performance-Based RSUs (PRSUs) (5)

2016 & Prior Awards Prorated

Pro-rated based on days employed during the performance period and shares awarded based on actual attainment as measured at end of the performance period.

2017 & 2018 Awards

Shares awarded and settled based on the performance period and results ending in the year of death or disability. Number of shares awarded is not pro-rated for partial employment during the performance period.

Pro-rated based on number days employed during the performance period, shares awarded at the end of the performance period based on actual attainment of performance results as measured at the end of the performance period.

If retire after 24 months following grant date, shares awarded at the end of the performance period based on actual attainment of performance results as measured at the end of the performance period. Number of shares awarded is not pro-rated for partial employment during the performance period.

If retire after 18 months following grant date, shares awarded at the end of the performance period based on actual attainment of performance results as measured at the end of the performance period. Number of shares awarded is not pro-rated for partial employment during the performance period.

(1)

Definition of Retirement: For purposes of all awards granted under the Second A&R 2010 Plan to NEOs located in the U.S., “retirement” means the earlier of age 65 or age 55 with at least 10 years of service with Itron. For stock options granted in 2008 or later, “retirement” means attainment of age 65.

(2)

Annual Incentive Plan: For awards under the EMIP, participants would receive a prorated award (assuming an award is earned) based on the number of calendar days employed during the performance period and such payout, if any, will be made at the same time as the other participants.

(3)

Time-vested RSUs: If termination is due to retirement, any unvested RSUs granted in 2016 or prior would immediately be forfeited. However, for the awards granted in fiscal 2017, if a retirement occurs following the second anniversary of the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. For the awards granted in fiscal 2018, if a retirement occurs after 18 months following the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. If termination is due to death or disability (as defined in the Second A&R 2010 Plan), any unvested RSUs will vest immediately.

(4)

Stock Options: Upon retirement, all unvested options automatically expire. Vested options granted in 2016 or prior would remain exercisable until the earlier of three years following retirement or the option expiration date. However, for the awards granted in fiscal 2017, if a retirement occurs following the second anniversary of the grant date, options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. For the awards granted in fiscal 2018, if a retirement occurs after 18 months following the grant date, options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. If termination is due to death or disability, all unvested options become exercisable and remain exercisable until the earlier of one year following the date of death or disability, or the date on which the options expire by their terms.

(5)

Performance-Based RSUs (PRSUs): If termination occurs due to death or disability during the performance period, for the awards granted in fiscal 2016 awards will be pro-rated based on days employed during the performance period and will be vested based on actual performance at the conclusion of the performance period. However, for the awards granted in fiscal 2017 and 2018, shares will be awarded and settled based on the performance period and results ending in the year of death or disability, and will not be pro-rated for partial employment during the performance period. If termination occurs due to retirement, for the awards granted in fiscal 2016 awards will be vested at actual performance and applied TSR multiplier after then end of the performance period, and pro-rated based on the number of calendar days between the beginning of the performance period and the date of retirement. However, for the awards granted in fiscal 2017, if a retirement occurs following the second anniversary of the grant date, awards will vest in full based on actual performance and the applied TSR multiplier calculated at the end of the performance period, subject to non-compete/non-solicit and reasonable notice restrictions. For the awards granted in fiscal 2018, if a retirement occurs after 18 months following the grant date, awards will vest in full based on actual performance and the applied TSR multiplier calculated at the end of the performance period, subject to non-compete/non-solicit and reasonable notice restrictions. Vested units generally will be settled at the original vesting date set forth in the award agreement, and in accordance with the provisions of Section 409A of the Code.

Voluntary Termination or Termination without Cause

◾

Stock Options: All unvested options automatically expire due to voluntary termination or termination by the Company without cause. Any vested options would remain exercisable until the earlier of 90 days following termination of employment or the date on which the options expire by their terms.

◾	Time-vested RSUs: All unvested RSUs are forfeited upon voluntary termination or termination without cause.

◾

Performance-Based RSUs (PRSUs): All unvested PRSUs are forfeited upon voluntary termination or termination without cause. Vested units will be settled in accordance with the provisions of Section 409A of the Code.

◾

Annual Incentive Plan: The bonus under the EMIP would be forfeited in its entirety if the NEO is not employed by the Company or working as a service contractor for the Company at the time of the payout.

Potential Payments upon Change-in-Control

The following describes the material provisions of the change-in-control agreements that we have entered into with our NEOs. The change-in-control agreements provide for the following benefits if there is a change-in-control and the NEO’s employment is terminated within 24 months by the Company without cause or by the NEO for “good reason”:

◾	Severance Benefit: The change-in-control agreements provide Messrs. Mezey and Deitrich with a severance benefit equal to 2.5 times the sum of base salary and target annual incentive opportunity. For Ms. Hlavinka, Ms. Hooper, and Mr. Cadieux, the benefit is equal to 2 times the sum of base salary and target annual incentive opportunity. For all, the benefit is paid in cash in one lump sum.

◾

Pro-Rata Annual Incentive for Year of Termination: The change-in-control agreements provide for a payment based on the greater of target opportunity or actual performance (as determined by the Board), prorated for the time worked during the year of termination.

◾

Welfare Benefit Continuation: The change-in-control agreements provide Messrs. Mezey and Deitrich with 2.5 years of life and disability insurance coverage (with no tax gross-up). For Ms. Hlavinka, Ms. Hooper, and Mr. Cadieux, this benefit is equal to 2 years of life and disability insurance coverage (with no tax gross-up). The Agreements also provide our NEOs and their dependents with the same respective years of health care coverage.

◾

Equity Award Vesting and Acceleration (Double Trigger): The change-in-control agreements provide that any acceleration for equity awards is “double trigger” and thus will occur only upon a change-in-control and a qualifying termination (a termination without cause or for good reason). All vesting acceleration is subject to consummation of the change-in-control transaction.

◾	Excise Tax Gross-Up: There are no effective provisions for an excise tax gross-up.

◾	Legal Fees: The change-in-control agreements provide that NEOs will be reimbursed for legal fees and expenses incurred in seeking to enforce the change-in-control agreement.

◾

Restrictive Covenants: The change-in-control agreements include restrictive covenants relating to non-solicitation (one-year), non-disparagement, and non-competition (where enforceable), and require a release of all claims against the Company.

◾	Definition of Change-in-Control: For purposes of the change-in-control agreements, a “change-in-control” generally consists of any of the following:

◾	An acquisition of 25 percent or more of our voting securities;

◾	Our current Board of Directors (and their approved successors) ceasing to constitute a majority of the Board;

◾

Consummation of any merger or consolidation with or into another corporation, the effect of which would be that our Board would consist of a majority of directors who were not members of the Board prior to the merger or consolidation; or

◾	Consummation of any sale or disposition of all or substantially all of our assets, or the approval by our shareholders of a plan of complete liquidation or dissolution of the Company.

◾

Definition of Good Reason: For purposes of the change-in-control agreements, “good reason” for termination by the NEO of his or her employment generally means any one of the following acts by the Company following a change-in-control:

◾	An adverse change in the NEO’s duties, status or position as an executive officer;

◾	A reduction in the NEO’s base salary;

◾	A reduction in the NEO’s annual bonus or long-term incentive opportunity;

◾	The failure to continue to provide welfare, medical, and other fringe benefits which in the aggregate are substantially similar to those provided immediately prior to the change-in-control;

◾	The requirement for the NEO to be based at an office more than 50 miles from the NEO’s office prior to the change-in-control; or

◾	The failure by the Company or successor company to assume or agree to perform the provisions of the change-in-control agreement.

See also “Termination Payment Tables for NEOs” in this CD&A.

Second A&R 2010 Plan Change-in-Control Provisions

Our Second A&R 2010 Plan provides that in the event of a change-in-control, as defined in our change-in-control agreements described above, unless otherwise provided in the award agreement, generally awards will be assumed or substituted for by the surviving corporation, and will accelerate only if not so assumed or substituted. The vesting and payout of PRSUs will be governed by the award agreement, as described below.

Performance-Based (PRSU) Change-in-Control Provisions

If a change-in-control occurs during the following performance periods; (2016-2018) under the 2016 grant, (2017-2019) under the 2017 grant, or (2018-2020) under the 2018 grant, the PRSU awards will be vested at the greater of target or actual performance for the year, and pro-rated based on the number of calendar days between the beginning of the performance period and the change-in-control (i) in the event the awards are not assumed by the acquiring entity, or (ii) the beginning of the performance period and the date of termination of employment in the event the awards are assumed by the acquiring entity.

Executive Officer Severance Policy

The Company recognizes that it is usually difficult for executive officers whose employment is terminated involuntarily to obtain a position comparable to the one he or she has with the Company. In view of this, any executive officer who is terminated involuntarily, except if terminated for disciplinary reasons, will be entitled to receive severance pay equal to one year’s base salary, employer benefit premium payments/reimbursement for one year and outplacement assistance provided that (1) the executive releases all claims that he or she may have against the Company, (2) enters into a one year non-compete agreement (where enforceable), (3) agrees not to solicit employees for a period of one year, and (4) agrees not to disparage the Company.

Termination Payment Tables for NEOs

The tables below reflect the estimated amount of incremental compensation payable to each of our NEOs in the event of termination of employment or change-in-control. The tables do not include benefits generally available to all employees on a non-discriminatory basis or payments and benefits that the NEOs would have already earned during their employment with us, whether or not a termination or change-in-control event had occurred. The amounts shown assume that such termination or change-in-control was effective as of December 31, 2018. The actual amounts to be paid out can only be determined at the time of such executive’s termination or upon a change-in-control, as applicable.

Summary of Termination Payments Philip Mezey
Executive Benefits (1)	Termination for Cause	Voluntary Termination	Death	Disability	Retirement	Termination Without Cause	Change- in- Control	Termination Without Cause or by Executive for Good Reason Following a Change-in- Control
Annual Incentive (2)	$—	$—	$—	$—	$—	$—	$1,031,250	$1,031,250
Accelerated Stock Options (3)	$—	$—	$147,879	$147,879	$—	$—	$—	$147,879
Severance (4)	$—	$—	$—	$—	$—	$856,954	$—	$4,640,625
Benefit Continuation	$—	$—	$—	$—	$—	$—	$—	$57,386
Accelerated RSUs (5)	$—	$—	$1,314,047	$1,314,047	$—	$—	$—	$1,314,047
Accelerated Performance RSUs (PRSUs) (6)	$—	$—	$3,569,024	$3,569,024	$1,954,165	$—	$—	$1,178,566

(1)

The above table does not include amounts under our Executive Deferred Compensation Plan, stock option awards that are fully vested, earned salary, and accrued vacation as those items are earned and due to the employee regardless of such termination or change-in-control events. It also does not include amounts payable under life insurance coverage, our accidental death & dismemberment coverage or our business travel accident coverage, which are programs available to all employees. Under the change-in-control agreement with this executive the term is 24 months following a change-in-control and the severance payment is equal to 2.5 times the sum of the executive’s base salary and target annual bonus. Each form of payment is mutually exclusive based on the individual circumstances or events and therefore represents a single payment and should not be added together.

(2)

Pursuant to our change-in-control agreement with this executive, the annual bonus payable in the event of termination following a change-in-control is the greater of target or the actual amount earned. The annual incentive plan did not pay out in 2018, so the value represents the target bonus opportunity.

(3)

Represents in-the-money value of accelerated stock options based on the closing price of our common stock on December 31, 2018 ($47.29). For the awards in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, stock options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. For the awards in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, stock options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second anniversary and 18 months from the grant date, respectively. Upon a change-in-control, stock options will accelerate only if they are not assumed or substituted, and otherwise provide for a double trigger; values presume that the acquirer assumes outstanding stock options.

(4)

Effective April 29, 2014, the Executive Officer Severance Pay Policy provides an executive officer, who is terminated involuntarily, a severance payment equal to 1 times base salary plus one year of continued benefits and outplacement. The change-in-control agreements provide for a severance payment equal to 2.5 times the sum of base salary and target annual bonus.

(5)

For the time-vested RSUs, upon termination due to death or disability, represents the accelerated value of the RSUs based on the closing price of our common stock on December 31, 2018 ($47.29). For the awards in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. For the awards in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second and 18 months from the grant date, respectively. Upon a change-in-control only (single trigger), RSUs that are not assumed by an acquirer will accelerate; values presume that the acquirer assumes applicable outstanding RSUs.

(6)

Upon a termination due to death or disability, awards will vest based on actual performance at the conclusion of the performance periods. For the awards granted in 2016, awards will vest on a pro-rated basis based on the number of days employed during the performance period. For the awards granted in fiscal 2017 and fiscal 2018, shares continue to vest through the year of death and disability and all unvested shares are accelerated. Fiscal 2017 values assume target performance will be achieved, while fiscal 2018 values assume threshold performance will be achieved. For the awards granted in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, awards will vest in full based on actual performance at the end of the performance period (no pro-rated payout). For the awards granted in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, awards will vest in full based on actual performance at the end of the performance period (no pro-rated payout). 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second anniversary and 18 months from the grant date, respectively. Pursuant to our award agreements with this executive the PRSUs outstanding as of the change-in-control will be vested at the greater of target or actual performance for the year, and pro-rated based on the number of calendar days between the beginning of the performance period and the change-in-control. Upon a change-in-control only (single trigger), PRSUs that are not assumed by an acquirer will accelerate; values presume that the acquirer assumes applicable outstanding PRSUs. As of December 31, 2018, two three-year performance cycles (2017-2019 and 2018-2020) are not yet complete and target payouts are used. For the 2016-2018 performance cycle, actual payouts were greater than target. Upon a termination following a change-in-control, value represents the incremental difference in values between target and actual performance (e.g. no value for cycles where actual payouts are greater than or equal to target amounts). Values are based on the closing price of our common stock on December 31, 2018 ($47.29).

Summary of Termination Payments Thomas Deitrich
Executive Benefits (1)	Termination for Cause	Voluntary Termination	Death	Disability	Retirement	Termination Without Cause	Change-in- Control	Termination Without Cause or by Executive for Good Reason Following a Change-in- Control
Annual Incentive (2)	$—	$—	$—	$—	$—	$—	$550,000	$550,000
Accelerated Stock Options (3)	$—	$—	$91,608	$91,608	$—	$—	$—	$91,608
Severance (4)	$—	$—	$—	$—	$—	$585,904	$—	$2,750,000
Benefit Continuation	$—	$—	$—	$—	$—	$—	$—	$67,260
Accelerated RSUs (5)	$—	$—	$778,488	$778,488	$—	$—	$—	$778,488
Accelerated Performance RSUs (PRSUs) (6)	$—	$—	$2,197,661	$2,197,661	$1,220,366	$—	$—	$708,197

(1)

The above table does not include amounts under our Executive Deferred Compensation Plan, stock option awards that are fully vested, earned salary, and accrued vacation as those items are earned and due to the employee regardless of such termination or change-in-control events. It also does not include amounts payable under life insurance coverage, our accidental death & dismemberment coverage or our business travel accident coverage, which are programs available to all employees. Under the change-in-control agreement with this executive the term is 24 months following a change-in-control and the severance payment is equal to 2.5 times the sum of the executive’s base salary and target annual bonus. Each form of payment is mutually exclusive based on the individual circumstances or events and therefore represents a single payment and should not be added together.

(2)

Pursuant to our change-in-control agreement with this executive, the annual bonus payable in the event of termination following a change-in-control is the greater of target or the actual amount earned. The annual incentive plan did not pay out in 2018, so the value represents the target bonus opportunity.

(3)

Represents in-the-money value of accelerated stock options based on the closing price of our common stock on December 31, 2018 ($47.29). For the awards in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, stock options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. For the awards in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, stock options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second anniversary and 18 months from the grant date, respectively. Upon a change-in-control, stock options will accelerate only if they are not assumed or substituted, and otherwise provide for a double trigger; values presume that the acquirer assumes outstanding stock options.

(4)

Effective April 29, 2014, the Executive Officer Severance Pay Policy provides an executive officer, who is terminated involuntarily, a severance payment equal to 1 times base salary plus one year of continued benefits and outplacement. The change-in-control agreements provide for a severance payment equal to 2.5 times the sum of base salary and target annual bonus.

(5)

For the time-vested RSUs, upon termination due to death or disability, represents the accelerated value of the RSUs based on the closing price of our common stock on December 31, 2018 ($47.29). For the awards in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. For the awards in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second and 18 months from the grant date, respectively. Upon a change-in-control only (single trigger), RSUs that are not assumed by an acquirer will accelerate; values presume that the acquirer assumes applicable outstanding RSUs.

(6)

Upon a termination due to death or disability, awards will vest based on actual performance at the conclusion of the performance periods. For the awards granted in 2016, awards will vest on a pro-rated basis based on the number of days employed during the performance period. For the awards granted in fiscal 2017 and fiscal 2018, shares continue to vest through the year of death and disability and all unvested shares are accelerated. Fiscal 2017 values assume target performance will be achieved, while fiscal 2018 values assume threshold performance will be achieved. For the awards granted in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, awards will vest in full based on actual performance at the end of the performance period (no pro-rated payout). For the awards granted in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, awards will vest in full based on actual performance at the end of the performance period (no pro-rated payout). 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second anniversary and 18 months from the grant date, respectively. Pursuant to our award agreements with this executive the PRSUs outstanding as of the change-in-control will be vested at the greater of target or actual performance for the year, and pro-rated based on the number of calendar days between the beginning of the performance period and the change-in-control. Upon a change-in-control only (single trigger), PRSUs that are not assumed by an acquirer will accelerate; values presume that the acquirer assumes applicable outstanding PRSUs. As of December 31, 2018, two three-year performance cycles (2017-2019 and 2018-2020) are not yet complete and target payouts are used. For the 2016-2018 performance cycle, actual payouts were greater than target. Upon a termination following a change-in-control, value represents the incremental difference in values between target and actual performance (e.g. no value for cycles where actual payouts are greater than or equal to target amounts). Values are based on the closing price of our common stock on December 31, 2018 ($47.29).

Summary of Termination Payments Joan Hooper
Executive Benefits (1)	Termination for Cause	Voluntary Termination	Death	Disability	Retirement	Termination Without Cause	Change-in- Control	Termination Without Cause or by Executive for Good Reason Following a Change-in- Control
Annual Incentive (2)	$—	$—	$—	$—	$—	$—	$363,750	$363,750
Accelerated Stock Options (3)	$—	$—	$—	$—	$—	$—	$—	$—
Severance (4)	$—	$—	$—	$—	$—	$501,235	$—	$1,697,500
Benefit Continuation	$—	$—	$—	$—	$—	$—	$—	$36,714
Accelerated RSUs (5)	$—	$—	$461,503	$461,503	$—	$—	$—	$461,503
Accelerated Performance RSUs (PRSUs) (6)	$—	$—	$473,373	$473,373	$—	$—	$—	$386,219

(1)

The above table does not include amounts under our Executive Deferred Compensation Plan, stock option awards that are fully vested, earned salary, and accrued vacation as those items are earned and due to the employee regardless of such termination or change-in-control events. It also does not include amounts payable under life insurance coverage, our accidental death & dismemberment coverage or our business travel accident coverage, which are programs available to all employees. Under the change-in-control agreement with this executive the term is 24 months following a change-in-control and the severance payment is equal to 2 times the sum of the executive’s base salary and target annual bonus. Each form of payment is mutually exclusive based on the individual circumstances or events and therefore represents a single payment and should not be added together.

(2)

Pursuant to our change-in-control agreement with this executive, the annual bonus payable in the event of termination following a change-in-control is the greater of target or the actual amount earned. The annual incentive plan did not pay out in 2018, so the value represents the target bonus opportunity.

(3)

Represents in-the-money value of accelerated stock options based on the closing price of our common stock on December 31, 2018 ($47.29). For the awards in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, stock options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. For the awards in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, stock options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second anniversary and 18 months from the grant date, respectively. Upon a change-in-control, stock options will accelerate only if they are not assumed or substituted, and otherwise provide for a double trigger; values presume that the acquirer assumes outstanding stock options.
(4)

Effective April 29, 2014, the Executive Officer Severance Pay Policy provides an executive officer, who is terminated involuntarily, a severance payment equal to 1 times base salary plus one year of continued benefits and outplacement. The change-in-control agreements provide for a severance payment equal to 2 times the sum of base salary and target annual bonus.

(5)

For the time-vested RSUs, upon termination due to death or disability, represents the accelerated value of the RSUs based on the closing price of our common stock on December 31, 2018 ($47.29). For the awards in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. For the awards in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second and 18 months from the grant date, respectively. Upon a change-in-control only (single trigger), RSUs that are not assumed by an acquirer will accelerate; values presume that the acquirer assumes applicable outstanding RSUs.

(6)

Upon a termination due to death or disability, awards will vest based on actual performance at the conclusion of the performance periods. For the awards granted in fiscal 2017 and fiscal 2018, shares continue to vest through the year of death and disability and all unvested shares are accelerated. Fiscal 2017 value assumes target performance will be achieved, while fiscal 2018 value assumes threshold performance will be achieved. For the awards granted in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, awards will vest in full based on actual performance at the end of the performance period (no pro-rated payout). For the awards granted in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, awards will vest in full based on actual performance at the end of the performance period (no pro-rated payout). 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second anniversary and 18 months from the grant date, respectively. Pursuant to our award agreements with this executive the PRSUs outstanding as of the change-in-control will be vested at the greater of target or actual performance for the year, and pro-rated based on the number of calendar days between the beginning of the performance period and the change-in-control. Upon a change-in-control only (single trigger), PRSUs that are not assumed by an acquirer will accelerate; values presume that the acquirer assumes applicable outstanding PRSUs. As of December 31, 2018, two three-year performance cycles (2017-2019 and 2018-2020) are not yet complete and target payouts are used. Upon a termination following a change-in-control, value represents the incremental difference in values between target and actual performance (e.g. no value for cycles where actual payouts are greater than or equal to target amounts). Values are based on the closing price of our common stock on December 31, 2018 ($47.29).

Summary of Termination Payments Sarah Hlavinka
Executive Benefits (1)	Termination for Cause	Voluntary Termination	Death	Disability	Retirement	Termination Without Cause	Change-in- Control	Termination Without Cause or by Executive for Good Reason Following a Change-in- Control
Annual Incentive (2)	$—	$—	$—	$—	$—	$—	$356,250	$356,250
Accelerated Stock Options (3)	$—	$—	$—	$—	$—	$—	$—	$—
Severance (4)	$—	$—	$—	$—	$—	$493,630	$—	$1,662,500
Benefit Continuation	$—	$—	$—	$—	$—	$—	$—	$19,259
Accelerated RSUs (5)	$—	$—	$499,241	$499,241	$—	$—	$—	$499,241
Accelerated Performance RSUs (PRSUs) (6)	$—	$—	$106,970	$106,970	$—	$—	$—	$48,037

(1)

The above table does not include amounts under our Executive Deferred Compensation Plan, stock option awards that are fully vested, earned salary, and accrued vacation as those items are earned and due to the employee regardless of such termination or change-in-control events. It also does not include amounts payable under life insurance coverage, our accidental death & dismemberment coverage or our business travel accident coverage, which are programs available to all employees. Under the change-in-control agreement with this executive the term is 24 months following a change-in-control and the severance payment is equal to 2 times the sum of the executive’s base salary and target annual bonus. Each form of payment is mutually exclusive based on the individual circumstances or events and therefore represents a single payment and should not be added together.

(2)

Pursuant to our change-in-control agreement with this executive, the annual bonus payable in the event of termination following a change-in-control is the greater of target or the actual amount earned. The annual incentive plan did not pay out in 2018, so the value represents the target bonus opportunity.

(3)

Represents in-the-money value of accelerated stock options based on the closing price of our common stock on December 31, 2018 ($47.29). For the awards in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, stock options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions; 2018 awards are assumed forfeited, as retirement at December 31, 2018 is within 18 months from the grant date. Upon a change-in-control, stock options will accelerate only if they are not assumed or substituted, and otherwise provide for a double trigger; values presume that the acquirer assumes outstanding stock options.

(4)

Effective April 29, 2014, the Executive Officer Severance Pay Policy provides an executive officer, who is terminated involuntarily, a severance payment equal to 1 times base salary plus one year of continued benefits and outplacement. The change-in-control agreements provide for a severance payment equal to 2 times the sum of base salary and target annual bonus.

(5)

For the time-vested RSUs, upon termination due to death or disability, represents the accelerated value of the RSUs based on the closing price of our common stock on December 31, 2018 ($47.29). For the awards in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions; 2018 awards are assumed forfeited, as retirement at December 31, 2018 is within 18 months from the grant date. Upon a change-in-control only (single trigger), RSUs that are not assumed by an acquirer will accelerate; values presume that the acquirer assumes applicable outstanding RSUs.

(6)

Upon a termination due to death or disability, awards will vest based on actual performance at the conclusion of the performance periods. For the awards granted in fiscal 2018, shares continue to vest through the year of death and disability and all unvested shares are accelerated. Fiscal 2018 value assumes threshold performance will be achieved. For the awards granted in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, awards will vest in full based on actual performance at the end of the performance period (no pro-rated payout). 2018 awards are assumed forfeited, as retirement at December 31, 2018 is within 18 months from the grant date. Pursuant to our award agreements with this executive the PRSUs outstanding as of the change-in-control will be vested at the greater of target or actual performance for the year, and pro-rated based on the number of calendar days between the beginning of the performance period and the change-in-control. Upon a change-in-control only (single trigger), PRSUs that are not assumed by an acquirer will accelerate; values presume that the acquirer assumes applicable outstanding PRSUs. As of December 31, 2018, the 2018-2020 cycle is not yet complete and target payout is being used. Upon a termination following a change-in-control, value represents the incremental difference in values between target and actual performance (e.g. no value for cycles where actual payouts are greater than or equal to target amounts). Values are based on the closing price of our common stock on December 31, 2018 ($47.29).

Summary of Termination Payments Michel Cadieux
Executive Benefits (1)	Termination for Cause	Voluntary Termination	Death	Disability	Retirement	Termination Without Cause	Change-in- Control	Termination Without Cause or by Executive for Good Reason Following a Change-in- Control
Annual Incentive (2)	$—	$—	$—	$—	$—	$—	$300,000	$300,000
Accelerated Stock Options (3)	$—	$—	$36,642	$36,642	$—	$—	$—	$36,642
Severance (4)	$—	$—	$—	$—	$—	$435,712	$—	$1,400,000
Benefit Continuation	$—	$—	$—	$—	$—	$—	$—	$53,424
Accelerated RSUs (5)	$—	$—	$311,405	$311,405	$—	$—	$—	$311,405
Accelerated Performance RSUs (PRSUs) (6)	$—	$—	$879,074	$879,074	$488,127	$—	$—	$283,279

(1)

The above table does not include amounts under our Executive Deferred Compensation Plan, stock option awards that are fully vested, earned salary, and accrued vacation as those items are earned and due to the employee regardless of such termination or change-in-control events. It also does not include amounts payable under life insurance coverage, our accidental death & dismemberment coverage or our business travel accident coverage, which are programs available to all employees. Under the change-in-control agreement with this executive the term is 24 months following a change-in-control and the severance payment is equal to 2 times the sum of the executive’s base salary and target annual bonus. Each form of payment is mutually exclusive based on the individual circumstances or events and therefore represents a single payment and should not be added together.

(2)

Pursuant to our change-in-control agreement with this executive, the annual bonus payable in the event of termination following a change-in-control is the greater of target or the actual amount earned. The annual incentive plan did not pay out in 2018, so the value represents the target bonus opportunity.

(3)

Represents in-the-money value of accelerated stock options based on the closing price of our common stock on December 31, 2018 ($47.29). For the awards in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, stock options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. For the awards in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, stock options will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second anniversary and 18 months from the grant date, respectively. Upon a change-in-control, stock options will accelerate only if they are not assumed or substituted, and otherwise provide for a double trigger; values presume that the acquirer assumes outstanding stock options.
(4)

Effective April 29, 2014, the Executive Officer Severance Pay Policy provides an executive officer, who is terminated involuntarily, a severance payment equal to 1 times base salary plus one year of continued benefits and outplacement. The change-in-control agreements provide for a severance payment equal to 2 times the sum of base salary and target annual bonus.

(5)

For the time-vested RSUs, upon termination due to death or disability, represents the accelerated value of the RSUs based on the closing price of our common stock on December 31, 2018 ($47.29). For the awards in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. For the awards in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, RSUs will continue to vest subject to non-compete/non-solicit and reasonable notice restrictions. 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second and 18 months from the grant date, respectively. Upon a change-in-control only (single trigger), RSUs that are not assumed by an acquirer will accelerate; values presume that the acquirer assumes applicable outstanding RSUs.

(6)

Upon a termination due to death or disability, awards will vest based on actual performance at the conclusion of the performance periods. For the awards granted in 2016, awards will vest on a pro-rated basis based on the number of days employed during the performance period. For the awards granted in fiscal 2017 and fiscal 2018, shares continue to vest through the year of death and disability and all unvested shares are accelerated. Fiscal 2017 values assume target performance will be achieved, while fiscal 2018 values assume threshold performance will be achieved. For the awards granted in fiscal 2017, upon a termination due to retirement after the second anniversary of the grant date, awards will vest in full based on actual performance at the end of the performance period (no pro-rated payout). For the awards granted in fiscal 2018, upon a termination due to retirement after 18 months from the grant date, awards will vest in full based on actual performance at the end of the performance period (no pro-rated payout). 2017 and 2018 awards are assumed forfeited, as retirement at December 31, 2018 is before the second anniversary and 18 months from the grant date, respectively. Pursuant to our award agreements with this executive the PRSUs outstanding as of the change-in-control will be vested at the greater of target or actual performance for the year, and pro-rated based on the number of calendar days between the beginning of the performance period and the change-in-control. Upon a change-in-control only (single trigger), PRSUs that are not assumed by an acquirer will accelerate; values presume that the acquirer assumes applicable outstanding PRSUs. As of December 31, 2018, two three-year performance cycles (2017-2019 and 2018-2020) are not yet complete and target payouts are used. For the 2016-2018 performance cycle, actual payouts were greater than target. Upon a termination following a change-in-control, value represents the incremental difference in values between target and actual performance (e.g. no value for cycles where actual payouts are greater than or equal to target amounts). Values are based on the closing price of our common stock on December 31, 2018 ($47.29).

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Board, upon the recommendation of its Audit/Finance Committee, has selected Deloitte & Touche LLP to serve as the Company’s independent registered public accountant for the 2019 fiscal year, subject to ratification by our shareholders. Although not required to do so, the Board is submitting the selection of Deloitte & Touche LLP for ratification by the Company’s shareholders for their views on the Company’s independent registered public accountant and as a matter of good corporate practice. Deloitte & Touche LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Board and the Audit/Finance Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit/Finance Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board recommends that shareholders vote “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accountant for fiscal year 2019.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S AUDIT FEES AND SERVICES

For the years ended December 31, 2017 and 2018, professional services were performed by Deloitte & Touche LLP and their respective affiliates (collectively, Deloitte). The aggregate fees billed by Deloitte for the years ended December 31, 2017 and 2018 were as follows:

Services Rendered	2017	2018
Audit Fees (1)	$6,115,322	$11,488,189
Audit-Related Fees (2)	981,885	-

Total Audit and Audit-Related Fees	7,097,207	11,488,189
Tax Fees (3)	1,492,516	1,912,439
Other Fees (4)	2,060	41,712

Total Fees	$8,591,783	$13,442,340

(1)

Audit services include fees for professional services rendered for the audit of the Company’s annual financial statements and internal controls over financial reporting for the years ended December 31, 2017 and 2018, including out of pocket expenses, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, services include statutory audits required, and accounting consultations on matters related to the annual audits or interim reviews.

(2)

Audit-related services are disclosed in the year incurred, based on when the work is performed. These services primarily include due diligence in connection with acquisitions accounting process advice and agreed-upon procedures during the year ended December 31, 2017.

(3)

Tax services are disclosed in the year incurred, based on when the work is performed. These services include tax compliance, tax advice, and tax planning during the years ended December 31, 2017 and 2018.

(4)	Services performed by Deloitte qualifying as “Other” for the years ended December 31, 2017 and 2018, are related to accounting research tools and permitted consultation services.

The Audit/Finance Committee has adopted policies and procedures that require the Company to obtain the Committee’s pre-approval of all audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm. Pre-approval is generally granted on a quarterly basis, is detailed as to the particular service or category of services to be provided and is granted after consideration of the estimated fees for each service or category of service. Actual fees and any changes to estimated fees for pre-approved services are reported to the Committee on a quarterly basis. In 2017 and 2018, all services were pre-approved in accordance with the charter of the Audit/Finance Committee.

2018 AUDIT/FINANCE COMMITTEE REPORT

The Audit/Finance Committee is composed of independent directors as defined by Rule 5605(a)(2) of the NASDAQ rules and acts under a written charter developed by the Committee and approved by the Board. Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte & Touche LLP, the Company’s independent registered public accounting firm in 2018, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (the PCAOB) and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes on behalf of our Board of Directors.

In connection with the December 31, 2018 financial statements, the Audit/Finance Committee hereby reports as follows:

(1)	The Audit/Finance Committee has reviewed and discussed the audited financial statements and report on internal control over financial reporting with management.

(2)	The Audit/Finance Committee has discussed with the independent auditors the matters required by PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

(3)

The Audit/Finance Committee has received the written disclosures and the letter from the auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit/Finance Committee concerning independence, and discussed with the auditors the auditors’ independence.

(4)

Based upon these reviews and discussions, the Audit/Finance Committee has recommended to the Board of Directors and the Board has approved, that the Company’s audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the year ended December 31, 2018.

Audit/Finance Committee

Thomas S. Glanville, Chair
Jerome J. Lande
Timothy M. Leyden
Gary E. Pruitt

EQUITY COMPENSATION PLAN INFORMATION

The following table gives certain information about our equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Shares Remaining Available for Issuance Under Equity Compensation Plans (excluding shares reflected in column (a)) (c)
Equity Compensation Plans Approved by Shareholders (1)	1,711,876	$47.93	(2)	6,765,557	(3)
Equity Compensation Plans Not Approved by Shareholders	—	—		—

Total	1,711,876	$47.93	(2)	6,765,557	(3)

(1)

Under the provisions of the Second A&R 2010 Plan, the Company may grant stock awards, stock units, performance shares, stock appreciation rights, and performance units (collectively Awards) in addition to stock options. For purposes of this table, the number of performance shares included are determined based on achievement of target performance goals.

(2)	The weighted-average exercise price pertains only to outstanding options and excludes 692,693 shares issuable upon vesting of outstanding Awards.
(3)	This number includes 6,473,623 shares available for issuance under the Second A&R 2010 Plan and 291,934 shares available for issuance under the 2012 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table provides information with respect to the beneficial ownership of our common stock as of March 1, 2019 by each of our directors, each of our executive officers listed in the Summary Compensation Table, and all of our director nominees, directors, and executive officers as a group. The percentage ownership data is based on 39,854,779 shares of our common stock outstanding as of March 1, 2019. Under SEC rules, beneficial ownership includes shares over that which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days or shares of restricted stock units vested or that will vest within 60 days are deemed outstanding for computing the number of shares and the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

	Shares Beneficially Owned
Name	Number	Percent
Directors and Executive Officers:
Philip C. Mezey (1)	526,649	1.31%
Thomas L. Deitrich (2)	211,903	*
Joan S. Hooper (3)	9,311	*
Michel C. Cadieux (4)	74,833	*
Sarah E. Hlavinka (5)	0	*
Shannon M. Votava (6)	5,545	*
Thomas S. Glanville (7)	15,891	*
Frank M. Jaehnert (8)	8,436	*
Jerome J. Lande (9)	12,235	*
Timothy M. Leyden (10)	9,067	*
Daniel S. Pelino (11)	12,110	*
Gary E. Pruitt (12)	43,791	*
Diana D. Tremblay (13)	8,436	*
Lynda L. Ziegler (14)	13,764	*
All directors and executive officers as a group (14 persons) (15)	951,971	2.35%

*	Less than 1%.
(1)

Includes 409,374 shares issuable on exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $43.24 per share. Also includes 53,354 shares held in a trust with Mr. Mezey and his spouse as co-trustees, who share voting and investment power over these shares.

(2)	Includes 143,575 shares issuable on exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $41.23 per share.
(3)	Includes 7,190 shares issuable on exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $68.85 per share.
(4)	Includes 48,600 shares issuable on exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $42.42 per share.
(5)	Represents shares owned as of March 1, 2019.
(6)	Includes 5,545 shares issuable on exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $66.23 per share.
(7)	Includes 1,102 shares issuable on exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $67.80 per share.
(8)	Includes 2,023 vested restricted share units where payout of the underlying shares has been deferred pursuant to the Company’s Amended and Restated Executive Deferred Compensation Plan.

(9)

Represents shares owned as of March 1, 2019. Mr. Lande was appointed to our Board through an agreement with Scopia. Mr. Lande is an employee of Scopia but does not have voting or investment power over and disclaims beneficial ownership of the shares of the Company owned by Scopia.

(10)	Represents shares owned as of March 1, 2019.
(11)	Represents shares owned as of March 1, 2019.
(12)	Includes 2,486 shares issuable on exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $60.69 per share
(13)	Represents shares owned as of March 1, 2019.
(14)	Represents shares owned as of March 1, 2019.
(15)

Includes (i) 617,872 shares issuable on exercise of outstanding options that are held by all directors and executive officers and are exercisable within 60 days, and (ii) 2,023 vested restricted stock units where payout of the underlying shares has been deferred pursuant to the Company’s Amended and Restated Executive Deferred Compensation Plan.

Principal Shareholders

The following table provides information with respect to the beneficial ownership of our common stock as of March 1, 2019 by each person that we know beneficially owns more than five percent (5%) of our common stock.

	Shares Beneficially Owned
Name and Address	Number	Percent
Scopia Capital Management LP (1) 152 West 57th Street, 33rd Floor New York, New York 10019	5,086,532	12.76%

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10055	4,898,258	12.29%

Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	3,475,433	8.72%

Wellington Management Group LLP (4) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	4,272,948	10.72%

(1)

Information is based on Amendment No. 10 to a Schedule 13D filed with the SEC on December 11, 2017 by Scopia Capital Management LP (Scopia) (jointly with others as described below), reporting beneficial ownership as of December 7, 2017, and supplemented with information based on a Form 4 filed by Scopia (jointly with others as described below) with the SEC on November 20, 2018. According to these filings, Scopia beneficially owns 5,086,532 shares of Common Stock by virtue of having sole voting power and sole dispositive power over 5,086,532 shares of Common Stock in its role as investment advisor for certain funds, consisting of a separately managed account and the following investment advisory client funds: Scopia Long LLC; Scopia LB LLC; Scopia PX LLC; Scopia Partners LLC; Scopia Long QP LLC; Scopia Long International Master Fund LP; Scopia Windmill Fund LP; Scopia International Master Fund LP; Scopia PX International Master Fund LP; and Scopia LB International Master Fund LP. These filings further indicate that Scopia Management, Inc., as the general partner of Scopia, beneficially owns 5,086,532 shares of Common Stock by virtue of having sole voting power and dispositive power of 5,086,532 shares of Common Stock, and Messrs. Matthew Sirovich and Jeremy Mindich, as the managing directors of Scopia Management, Inc., as the general partner of Scopia, each beneficially own 5,086,532 shares of Common Stock by virtue of having shared voting power and dispositive power of 5,086,532 shares of Common Stock. Jerome Lande was appointed to our Board through an agreement with Scopia. Mr. Lande is an employee of Scopia but does not have voting or investment power over, and disclaims beneficial ownership of, the shares of the Company owned by Scopia.

(2)

Information is based on Amendment No. 16 to a Schedule 13G filed with the SEC on January 31, 2019 by BlackRock, Inc., reporting beneficial ownership as of December 31, 2018 on behalf of its investment advisory subsidiaries, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock (Netherlands) B.V., BlackRock Investment Management (Australia) Limited, and BlackRock Investment Management (UK) Ltd. The Schedule 13G indicates that BlackRock Fund Advisors beneficially owns 5% or greater of these shares reported, and that BlackRock, Inc. has sole voting power over 4,822,745 of these shares and sole dispositive power over all of these shares.

(3)

Information is based on Amendment No. 6 to a Schedule 13G filed with the SEC on February 13, 2019 by The Vanguard 29Group (Vanguard), reporting beneficial ownership as of December 31, 2018. The Schedule 13G indicates that Vanguard has sole dispositive power over 3,403,355 of these shares and shared dispositive power over 72,078 of these shares. Vanguard has sole voting power over 70,325 of these shares and shared voting power over 5,357 of these shares.

(4)

Information is based on a Schedule 13G filed with the SEC on January 10, 2019 jointly by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company, reporting beneficial ownership as of December 31, 2018. The shares reflected in the table are owned of record by clients of one or more of Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd, each registered investment advisers (the “Wellington Investment Advisers”). Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than 5% of this class of securities. Wellington Management Group LLP is the parent holding company of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

S ECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. SEC regulations require our officers, directors, and greater than 10% shareholders to provide us with copies of all Section 16(a) forms they file.

Based solely on our review of these forms and written representations received from certain reporting persons, we believe that, except as stated in the paragraph below, during 2018 all of our executive officers, directors, and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

The Company inadvertently failed to timely report a grant by the Company to Joan S. Hooper, the Company’s Senior Vice President, Chief Financial Officer made on February 22, 2018 of 3,607 shares of common stock and 10,058 options for common stock, both subject to a three-year vesting schedule. The grant of the award was subsequently reported on a Form 4 that was filed on December 17, 2018.

LIST OF SHAREHOLDERS OF RECORD

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available ten days prior to the annual meeting between the hours of 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Corporate Secretary, Itron, Inc., 2111 N. Molter Road, Liberty Lake, Washington 99019. A shareholder may examine the list for any legally valid purpose related to the annual meeting.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our 2018 Annual Report to Shareholders, which includes our financial statements for the year ended December 31, 2018, accompanies this proxy statement. In addition, you may view the Annual Report and this proxy statement on our Company website, www.itron.com, by selecting “Investors” and then “Financials and Filings.”

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Under the SEC’s proxy rules, shareholder proposals that meet specified conditions must be included in our proxy statement and proxy for the 2020 annual meeting. Under Exchange Act Rules 14a-5(e) and 14a-8(e), shareholders that intend to present a proposal at our 2020 annual meeting must give us written notice of the proposal not later than November 30, 2019 for the proposal to be considered for inclusion in our proxy materials for that meeting. In addition, shareholders who wish to submit nominations for the election of directors or proposals that will not be included in our proxy materials must do so in accordance with the advance notice provisions and other applicable requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws provide that the notice of proposals to be considered at our annual meeting must be received by Itron at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting, and that the notice of nominations for election of directors must be received at least 60 days and not more than 90 days prior to the date of our annual meeting (or if less than 60 days’ notice or prior public disclosure of the date of such annual meeting is given or made to the shareholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made). Shareholders who intend to present proposals at the 2020 annual meeting that will not be included in our proxy materials must provide to our Corporate Secretary written notice of the business they wish to propose not later than February 9, 2020 and no sooner than January 10, 2020. Our timely receipt of a proposal by a qualified shareholder will not guarantee the proposal’s inclusion in our proxy materials or presentation at the 2020 annual meeting, because there are other requirements in the proxy rules. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with all applicable requirements of the SEC’s proxy rules, state law, and our Amended and Restated Bylaws.

Shareholder proposals should be directed to the attention of our Corporate Secretary, Itron, Inc., 2111 N. Molter Road, Liberty Lake, Washington 99019.

OTHER INFORMATION

We make available, free of charge, copies of our filings with the SEC, including this proxy statement and our Annual Report to Shareholders, upon the request of shareholders. The documents are also available for downloading or printing by going to our website at www.itron.com, and selecting “Investors” and then “Investor Relations - Financial Information.” Shareholders may submit a request for printed copies by e-mail through our website at www.itron.com, by selecting “Investors” and then “Contact Investor Relations” or by mail to the following address:

Itron, Inc. – Attention: Investor Relations 2111 N. Molter Road
Liberty Lake, Washington 99019

Itron

George Bush Intercontinental Airport (IAH)
2800 North Terminal Rd., Houston, Texas 77032

- Exit the Airport on JFK Blvd.
- Follow the signs to Hardy Toll Road/ Beltway 8 West.
- Take Hardy Toll Road/Beltway 8 West to I-45 South (Downtown).
- Take I-45 South to I-610 West.
- Loop 610 West becomes Loop 610 South.
- Follow Loop 610 South to exit 10B toward Woodway Dr./Memorial Dr.
- Make a right on Woodway to North Post Oak Lane (1st signal).
- Make a right on North Post Oak Lane.
- The Houstonian is 3 blocks down on the left at the stop sign.

The Houstonian Hotel
111 North Post Oak Lane, Houston, Texas 77024

The Houstonian Hotel
Exit 10B.
Loop 610 West.
Becomes Loop 610 South.
Take I-45 South to I-610 West.
I-610
Hardy Toll Road/
Beltway 8 West.
Hardy Toll Road.
JFK Blvd.
George Bush Intl. Airport
I-69
The Houstonian Hotel
Houstonian Drive.
North Post Oak Lane.

Itron

From William P. Hobby International Airport (HOU)
7800 Airport Blvd., Houston, Texas 77024

- Exit airport heading west on Hobby Airport Loop.
- Go under freeway and turn left and get on I-45 North.
- Continue straight on I-45 North.
- Use left two lanes to take exit 48B for Interstate 10 West toward San Antonio.
- Continue straight on I-10 West.
- Take exit 763 for Interstate 610 South S/Interstate 610 North N.
- Keep left at the fork following signs for I-610 South. and merge onto I-610 South.
- Take exit 10A for Woodway Dr., toward Memorial Dr.
- Make an immediate right onto North Post Oak Lane.
- Drive ½ mile to the 3-way stop and turn left into The Houstonian Hotel parking lot.

The Houstonian Hotel
111 North Post Oak Lane, Houston, Texas 77024

Exit 763 to I-610 South. Keep Left.
Exit 10A.
The Houstonian Hotel
Exit 48B to I-10 West.
H-59
I-45
Under Freeway to I-45 North.
I-610
West on Hobby Airport Loop.
WP Hobby Intl. Airport
The Houstonian Hotel
Houstonian Drive.
North Post Oak Lane.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01—Lynda L. Ziegler 02—Thomas S. Glanville 03—Diana D. Tremblay Proposal to approve the advisory (non-binding) resolution relating to executive compensation. For Against Abstain Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountant for 2019. For Against Abstain Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here] [Graphic Appears Here]

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/ITRI qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Itron, Inc. Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2019 Philip C. Mezey and Sarah E. Hlavinka, and each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Itron, Inc. to be held on May 9, 2019, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. [Graphic Appears Here] Votes submitted electronically must be received by 11:59 p.m., (EDT), on May 8, 2019. Online Go to www.envisionreports.com/ITRI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ITRI Using a black ink pen, mark your votes with an X as shown in this example Please do not write outside the designated areas. [Graphic Appears Here] 2019 Annual Meeting Proxy Card [Graphic Appears Here] qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. Election of Directors: For Against Abstain For Against Abstain For Against Abstain - Lynda L. Ziegler 02—Thomas S. Glanville 03—Diana D. Tremblay Proposal to approve the advisory (non-binding) resolution relating to executive compensation. For Against Abstain [Graphic Appears Here] Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountant for 2019. For Against Abstain Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. [Graphic Appears Here] [Graphic Appears Here]

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Itron, Inc. Shareholders May 9, 2019, 4:00pm CT The Houstonian Hotel, Linden Room 111 North Post Oak Lane, Houston, Texas, 77024 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/ITRI [Graphic Appears Here] Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ITRI [Graphic Appears Here] qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Itron, Inc. Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2019 Philip C. Mezey and Sarah E. Hlavinka, and each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Itron, Inc. to be held on May 9, 2019, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. [Graphic Appears Here]

Itron ote 01—Lynda L. Ziegler 02—Thomas S. Glanville 03—Diana D. Tremblay For Against Abstain For Against Abstain For Against Abstain 3 2 D M Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 0315PA + + Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. 3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountant for 2019. 1. Election of Directors: For Against Abstain NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2019 Annual Meeting Proxy Card For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/ITRI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 p.m., (EDT), on May 6, 2019. Your vote matters – here’s how to vote!

Annual Meeting May 9, 2019 Fidelity Management Trust Company (“Fidelity”), as Trustee of the Itron, Inc. Incentive Savings Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by Fidelity as holder of record. Fidelity will vote your securities in accordance with your wishes if you execute this form and return it promptly in the enclosed business reply envelope, or provide directions via the telephone or internet, as described elsewhere in this form. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. For this meeting, to the extent of its authority to vote securities in the absence of participant instructions, unless otherwise required by law, Fidelity will not vote any allocated shares with respect to which Fidelity does not receive timely voting directions. In order to ensure that your securities are voted as you wish, please provide your vote directions by May 6, 2019. Fidelity Management Trust Company (Continued and to be marked, dated and signed, on the other side) Proxy — Itron, Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/ITRI 2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Itron, Inc. Shareholders May 9, 2019, 4:00pm CT The Houstonian Hotel, Linden Room 111 North Post Oak Lane, Houston, Texas, 77024 Upon arrival, please present this admission ticket and photo identification at the registration desk.